        Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (this "Agreement"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between GOOGLE INC., a Delaware corporation ("Buyer"), and NETAPP, INC., a Delaware corporation ("Seller"). The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1.Effective Date (Introductory Paragraph):	September 11, 2017
2.Buildings: 3.Improved Land:

The three (3) buildings located on the Land situated in the City of Sunnyvale, County of Santa Clara, California, and commonly known as follows: (i) an approximately 126,760 square foot building located at 495 East Java Drive known as Building 1; (ii) an approximately 133,021 square foot building located at 475 East Java Drive known as Building 3; and (iii) an approximately 121,185 square foot building located at 1330 Geneva Drive known as Building 4.

Those certain parcels of land upon which the Buildings are located, as more particularly described on Exhibit "A-1" attached hereto.  The Buildings and the Improved Land are collectively referred to herein as the “Improved Property”.

4.Unimproved Land: 5.Google Common Lot (Section 3.2.3):

Undeveloped land located in the City of Sunnyvale, County of Santa Clara, California, as more particularly described on Exhibit "A-2" attached hereto and commonly known as follows: (i) an approximately 130,070 square foot parcel known as Parcel 10; (ii) an approximately 48,700 square foot parcel known as Parcel 11; and (iii) an approximately 44,475 square foot parcel known as Parcel 12. The Unimproved Land parcels are fully entitled to build 413,814 square feet of office improvements and a parking garage.

That certain approximately 704,077 square foot common lot (the "Google Common Lot"), as depicted in Exhibit “A-3” attached hereto, which shall be subdivided from the Common Lot pursuant to Section 3.2.3.

6.Buyer’s Notice Address (Section 14):	1600 Amphitheater Parkway Mountain View, California 94043 Attn: VP, Real Estate and Workplace Services With copies as set forth in Section 14 herein
7.Purchase Price (Section 2.1):

Three Hundred Eighteen Million Seven Hundred Thousand and 00/100 Dollars $318,700,000.00 in the aggregate consisting of (i) Two Hundred Forty-Five Million Seven Hundred Thousand and 00/100 Dollars ($245,700,000.00) for the Improved Property and (ii) Seventy-Three Million and 00/100 Dollars ($73,000,000.00) for the Unimproved Land.

8.First Closing Purchase Price (Section 2.1):

Two Hundred Twenty-Three Million One Hundred Thousand and 00/100 Dollars ($223,100,000.00) in the aggregate consisting of (i) One Hundred Seventy-Two Million and 00/100 Dollars ($172,000,000.00) for the Improved Property and (ii) Fifty-One Million One Hundred Thousand and 00/100 Dollars ($51,100,000.00) for the Unimproved Land.

9.Second Closing Purchase Price (Section 2.1):

Ninety-Five Million Six Hundred Thousand and 00/100 Dollars ($95,600,000.00) in aggregate consisting of (i) Seventy-Three Million Seven Hundred Thousand and 00/100 Dollars ($73,700,000.00) for the Improved Property and (ii) Twenty-One Million Nine Hundred Thousand and 00/100 Dollars ($21,900,000.00) for the Unimproved Land.

10.Initial Deposit (Section 2.2.1):	Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00)
11.Additional Deposit (Section 2.2.2):	Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00)

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12.Escrow Holder and Escrow Holder's Notice Address (Section 3): Title Company (Section 4.2.1):

First American Title Insurance Company
1737 North First Street
Suite 500
San Jose, California 95112
Attn: Linda Tugade
Email: ltugade@firstam.com

First American Title Insurance Company
1737 North First Street

Suite 500
San Jose, California 95112
Attn: Mike Hickey

Email: mhickey@firstam.com

13.Contingency Deadline (Section 4.1):	5:00 pm (Pacific Time) on the forty-fifth (45th) day from (and including) the Effective Date.
14.First Closing Period (Section 3.2):

Upon written notice thereof from Buyer to Seller at least three (3) business days in advance, but no earlier than fifteen (15) days and no later than ninety (90) days following the Contingency Deadline (the “Outside First Closing Date”), subject to any extension rights provided in this Agreement.

15.Second Closing Period (Section 3.2):

The date that is five (5) business days after the recordation in the Official Records of Santa Clara, California (the “Official Records”) of the final subdivision map for the Common Lot (as defined in Section 3.2.3 below), but no earlier than fifteen (15) days following the Contingency Deadline; and subject to Section 3.2.2, in no event later than October 31, 2018 (the “Outside Second Closing Date”), which Outside Second Closing Date is subject to potential extension pursuant to: (i) Buyer Subdivision Delays (as defined in Section 3.2.3 below), and (ii) any extension of the Outside Second Closing Date mutually agreed upon by Seller and Buyer. In addition, if the final Subdivision Map for the Common Lot has not yet been approved by the City of Sunnyvale and recorded in the Official Records by the Outside Second Closing Date, Seller shall have the right, in Seller’s sole and absolute discretion, and without the payment of any fee whatsoever, to extend the Outside Second Closing Date for four (4) periods of six (6) months each by delivering written notice thereof to Buyer at least three (3) business days in advance of the then-existing Outside Second Closing Date.  For absence of doubt, if all four (4) of those extension periods were exercised, the extended Outside Second Closing Date would be October 30, 2020.

16.Seller's Representative:	Mr. Jeff Bergmann
17.Natural Hazard Expert (Section 10.1.6(b)):	First American Title Insurance Company

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List of Exhibits

A-1 A-2	Legal Description of Improved Land Legal Description of Unimproved Land
A-3	Depiction of Common Lot and Proposed Google Common Lot and Seller Common Lot
B	Grant Deed
C-1	Transferor’s Certification of Non-Foreign Status
C-2	Real Estate Withholding Certificate
D	Seller’s Disclosures
E	Intentionally Deleted
F	Assignment of Contracts and Assumption Agreement
G	Bill of Sale
H	General Assignment
I	[Intentionally Deleted]
J	Contracts
K	[Intentionally Deleted]
L	Excluded Personal Property
M	Due Diligence Items

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II

RECITALS

A.Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire, all of Seller’s right, title and interest in and to the following:

i.The Improved Land and the Unimproved Land (collectively, the “Land”), the Google Common Lot, and all of Seller's interest in all rights, privileges, easements and appurtenances benefiting the Land, the Google Common Lot, and/or the Improvements (as defined below), including Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land, the Google Common Lot and/or the Improvements (the Land, the Google Common Lot, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property");

ii.The Buildings, associated parking and landscaped areas and all other improvements located on the Land and the Google Common Lot (the "Improvements");

iii.All of Seller's interest under the Contracts (as defined in Section 4.1.1 below); provided that the following Contracts shall not be assigned to Buyer: (i) such Contracts as Seller desires to continue to maintain after the Closing in order for Seller to fulfill Seller’s obligations pursuant to the NetApp Lease (as defined in Section 5.1.6 below) provided that such Contracts shall be terminated with respect to the portion of the Property that will not be leased back to Seller pursuant to the NetApp Lease, (ii) any brokerage commission agreements (which Contracts shall be terminated by Seller effective as of the First Closing Date at Seller's sole cost), and (iii) other Contracts which, pursuant to the terms of this Agreement, shall be terminated by Seller (which Contracts shall be terminated by Seller effective as of the applicable Closing at Seller's sole cost);

iv.All tangible personal property, equipment, supplies and fixtures owned by Seller and used in the operation of, and located at, the Real Property (collectively, the “Personal Property”); provided, however, that the term “Personal Property” shall exclude any tangible personal property, equipment, supplies and/or fixtures set forth on Exhibit “L” attached hereto; provided, further, that Seller shall remove any such Personal Property prior to each Closing or as of the expiration or earlier termination of the NetApp Lease with respect to the portion of the Property that will be leased back to NetApp pursuant to the NetApp Lease and repair any damage caused by the removal of such Personal Property (including, without limitation, completing any patching and filling any holes caused by the removal), at Seller's sole cost and expense; and

v.To the extent assignable, all of Seller's interest in any intangible property rights in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which apply to and./or benefit the Real Property, the Improvements, and/or the Personal Property (the "Intangible Personal Property"). Intangible Personal Property shall not include Seller’s interest in (a) any cash, bank or other deposit accounts, (b) refunds of prepaid expenses including any unearned insurance premiums, (c) tax refunds for periods prior to each Closing, (d) all insurance and other claims arising prior to the Effective Date, (e) any website maintained by Seller or its affiliates or the property manager, and (f) any trade name, service name, service mark or other proprietary or intellectual property belonging to Seller or its affiliates or the property manager. The Real

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Property, the Improvements, the Personal Property, Seller’s interest under the Property Contracts, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the "Property."

B.Prior to the Contingency Deadline, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2 below (collectively, the "Due Diligence Investigations").

III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

Purchase and Sale

.

First Closing Property

. At the First Closing (as defined in Section 3.2.1), Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the entirety of the Property associated with the Improved Property and the Unimproved Land (the "First Closing Property") upon the terms and conditions set forth in this Agreement.

Second Closing Property

. At the Second Closing (as defined in Section 3.2.2), to the extent the same occurs pursuant to this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Google Common Lot and the Property related thereto (the "Second Closing Property") upon the terms and conditions set forth in this Agreement.

2.Purchase Price.

Purchase Price

. Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.

2.2Deposit.

2.2.1Initial Deposit. Within five (5) business days after the Effective Date, Buyer shall deliver to Escrow Holder the Initial Deposit. The Initial Deposit and Additional Deposit (if applicable) shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder deems appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of Buyer and be paid to the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. Concurrently with the expiration of the Property Approval Period and provided Buyer has delivered Buyer's Approval Notice (as those terms are defined in Sections 4.1.1 and 4.1.2, respectively, below) to Seller and Escrow Holder, the entire Initial Deposit shall become non-refundable except as otherwise expressly provided in this Agreement. If, prior to the expiration of the Property Approval Period, Buyer delivers written notice to Seller and Escrow Holder terminating this Agreement or if Buyer does not deliver Buyer's Approval Notice to Seller and Escrow Holder as provided herein, this Agreement shall terminate and the Initial Deposit, together with all interest accrued thereon (but less the

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Independent Consideration (as defined in Section 2.5 below) and one-half (1/2) of any escrow cancellation costs), shall be returned to Buyer. If this Agreement has not been so terminated, then, after the Contingency Deadline, the Initial Deposit together with interest accrued thereon shall be: (i) applied and credited toward payment of the First Closing Purchase Price on the First Closing Date (as defined in Section 3.2.1 below), or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if this Agreement is terminated pursuant to Sections 3.2.2, 4.4 or 13, or this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1, or this Agreement is terminated and otherwise provides for the Deposit to be refunded to Buyer.

2.2.2Additional Deposit. Within five (5) business days after expiration of the Property Approval Period, and provided Buyer has not elected to terminate this Agreement pursuant to Section 4.1.2, Buyer shall deliver to Escrow Holder the Additional Deposit (the Additional Deposit, together with the Initial Deposit and with all interest accrued thereon in escrow, the "Deposit"). Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement. The Additional Deposit, together with interest accrued thereon, shall be (i) applied and credited toward payment of the First Closing Purchase Price on the First Closing Date, (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1 or as is provided for in Sections 3.2.2 and 13 below, or this Agreement is terminated and otherwise provides for the Deposit to be refunded to Buyer.

First Closing Purchase Price

. On or before the First Closing Date (at such time so as to allow the proceeds to be disbursed to Seller on the First Closing Date), Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier's check in the amount of the balance of the First Closing Purchase Price, plus Buyer's share of expenses and prorations with respect to the First Closing Property as described in this Agreement.

Second Closing Purchase Price

. On or immediately after the First Closing Date, and provided that the First Closing has occurred, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the Second Closing Purchase Price (collectively and with all interest accrued thereon in escrow, the “Second Closing Funds”). The Second Closing Funds shall be returned to Buyer as provided in Section 3.2.2 and Section 4.4 below in the event the Second Closing fails to occur for any reason, subject to Section 16.2 below and Section 13.  Notwithstanding foregoing, Buyer and Seller hereby acknowledge and agree that in the event that the First Closing occurs and the Deposit is applied to the First Closing Purchase Price but the Second Closing does not occur solely as a result of Buyer’s default under this Agreement beyond any applicable notice and cure period, then a portion of the Second Closing Funds, in an amount equal to Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), may be retained by Seller as liquidated damages pursuant to Section 16.2 below, which shall constitute the “Deposit” with respect to the Second Closing.

Independent Contract Consideration

. The sum of One Hundred Dollars ($100) (the "Independent Consideration") out of the Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date, and is not refundable to Buyer under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Escrow Holder to Seller. Independent Consideration shall be non-refundable under all circumstances and shall not be applied to the Purchase Price at either the First Closing or the Second Closing. Buyer and Seller expressly acknowledge and agree that the Independent Consideration, plus Buyer’s agreement to pay the costs provided in this Agreement, has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for

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Buyer’s review, inspection and termination rights during the Property Approval Period, and is adequate for such purpose.

3.Escrow and Title.

Opening of Escrow

. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder's receipt thereof is referred to as the "Opening of Escrow." Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions." The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

Closing

. The transactions contemplated in this Agreement between Buyer and Seller shall be accomplished in two (2) closings as described in Sections 3.2.1 and 3.2.2 below, consisting of the first closing (the "First Closing") and the second closing (the "Second Closing"). As used herein, the term "Closing" shall mean the First Closing Date or the Second Closing Date, as applicable.

3.2.1First Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth in this Agreement with respect to the First Closing, the purchase and sale of the First Closing Property shall close during the First Closing Period. The "First Closing Date" shall mean the earlier of (i) the date on which the Deed (as defined in Section 5.1.1 below) for the First Closing Property is recorded in the Official Records, or (ii) the date on which the First Closing Purchase Price is disbursed by Escrow Holder to Seller pursuant to Section 6.7 below.

3.2.2Second Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth in this Agreement with respect to the Second Closing, the purchase and sale of the Second Closing Property shall close during the Second Closing Period upon the date that is five (5) business days following recordation in the Official Records of the Subdivision Map (as described in Section 3.2.3), but no earlier than fifteen (15) days following the Contingency Deadline; provided, however, that if the Subdivision Map subdividing the Google Common Lot from the Common Lot has not been recorded by the Outside Second Closing Date (as such date may be extended pursuant to the mutual agreement of Seller and Buyer), then the parties’ rights and obligations shall be as set forth in Section 4.4 below (subject to any extensions as provided herein). The "Second Closing Date" shall mean the earlier of (i) the date on which the Deed for the Second Closing Property is recorded in the Official Records, or (ii) the date on which the Second Closing Purchase Price is disbursed by Escrow Holder to Seller pursuant to Section 6.7 below. Notwithstanding anything to the contrary set forth herein, in the event that Seller exercises all of the four (4) Seller Outside Second Closing Date Extensions (as defined in Section 3.2.3(h) below) to extend the Second Closing Date as provided in Section 3.2.3(h), but the Second Closing does not occur on or before October 30, 2020 for any reason other than either party’s default under the terms of this Agreement, then either party may, by written notice delivered to the other party no later 5:00 pm Pacific Time on October 27, 2020 and without payment of any fee whatsoever, extend the Second Closing Date to be the date (the “Final Extended Second Closing Date”) that is the earlier to occur of (a) October 31, 2022 or (b) the date that is five (5) business days following the date that the Subdivision Map subdividing the Google Common Lot from the Common Lot has been recorded in

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accordance with the terms of this Agreement.  In the event that the Second Closing Date is further extended pursuant to this Section 3.2.2, then notwithstanding anything to the contrary set forth in this Agreement, the entire amount of the Second Closing Funds, including any portion thereof designated as the “Deposit” with respect to the Second Closing pursuant to Section 2.4 hereof, together with all interest accrued thereon in escrow, shall be promptly refunded and returned to Buyer and shall no longer be held in escrow hereunder, provided that in the event that the Second Closing Date occurs prior to October 31, 2022, then Buyer shall deposit the Second Closing Funds in escrow by no later than one (1) business day prior to the Final Extended Second Closing Date.

3.2.3Common Lot Subdivision.  Buyer and Seller acknowledge that, as of the Effective Date of this Agreement, the Seller holds fee title to a single, approximately 1,315,076 square foot common lot that serves the Land and each of Seller’s nearby buildings and other improvements related thereto (the "Common Lot"). Seller intends to subdivide the Common Lot into two (2) separate legal parcels, one of which shall consist of approximately 610,999 square feet and shall continue to be owned by Seller after the Second Closing and will apply to and serve Seller’s nearby buildings not a part of this transaction (the "Seller Common Lot"), and the other of which shall consist of approximately 704,077 square feet and shall be conveyed to Buyer at the Second Closing pursuant to this Agreement, which portion of the Common Lot is referred to herein as the "Google Common Lot."  The Common Lot and the approximate location of the Seller Common Lot and Google Common Lot are all shown on Exhibit “A-3” attached hereto. It is understood that the square footages of the Seller Common Lot and Google Common Lot shall be subject to Buyer’s review and approval as set forth herein.

(a)As soon as reasonably practicable following the execution of this Agreement but in no event later than November 10, 2017, Seller shall provide to Buyer a draft subdivision map as prepared by a licensed engineer that Seller intends to submit to the City of Sunnyvale (“City”) in order to subdivide the Common Lot into the Seller Common Lot and Google Common Lot (the "Subdivision Map").  The Subdivision Map shall further include a precise delineation of the proposed Google Common Lot and the Seller Common Lot, parking space counts, open space area calculations, amenity area calculations and other information as may be required by the City for the processing of the proposed Subdivision Map.  Except as otherwise provided herein, the proposed Subdivision Map, if approved, shall, at minimum, allow for the Real Property to be in conformance with governing land use standards promulgated by the City, including without limitation floor area ratio, open space and other standards as set forth in the Moffett Park Specific Plan and the City of Sunnyvale Municipal Code.  The proposed Subdivision Map shall be subject to the review, comment, and approval of Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed and, and shall be either granted or expressly withheld within thirty (30) days after Buyer’s receipt of the draft Subdivision Map.  If Buyer fails to provide its approval or disapproval of the proposed Subdivision Map to Seller within such thirty (30) day period, Seller may send a notice to Buyer, which must contain the following inscription in bold faced letters: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 3.2.3(a) OF THE PURCHASE AGREEMENT—FAILURE TO TIMELY RESPOND WITHIN THREE (3) DAYS SHALL RESULT IN DEEMED APPROVAL OF PROPOSED SUBDIVISION MAP.”  If Buyer fails to provide its approval or disapproval of the proposed Subdivision Map within such three (3) day period, then Buyer shall be deemed to have approved the proposed Subdivision Map.  In any event, Buyer may not object to the draft Subdivision Map unless such objection is based on a “Subdivision Problem”.  As used herein, the term “Subdivision Problem” shall mean that according to the proposed Subdivision Map, the Common Lot, as subdivided, may: (i) result in the Google Common Lot consisting of less than 704,077 square feet of space, (ii) result in non-conformance with applicable land use and development standards, including but not limited to applicable floor area ratio, open space and amenity space requirements, (iii) require dedications, easements or other encumbrances on the Property that Buyer determines in its sole but good faith discretion to be unacceptable, and (iv) result in other material impediments to Buyer’s intended development, use and occupancy of the Property, as

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reasonably determined by Buyer.  In the event Buyer identifies a Subdivision Problem within the thirty (30) day review period set forth above, Buyer shall deliver written notice of such Subdivision Problem to Seller and Buyer and Seller shall work cooperatively together to resolve such Subdivision Problem, including revising the Subdivision Map as necessary to resolve such Subdivision Problem to the extent feasible.  If the parties are unable to resolve any Subdivision Problem after thirty (30) days of Buyer’s notice thereof to Seller, either party may terminate the Agreement with respect to the Second Closing Property by providing written notice to the other, in which case the terms of Section 4.4 of this Agreement shall govern.

(b)Buyer agrees to cooperate with Seller, acting in good faith in a commercially reasonable manner, in the application, processing, approval and recordation of the Subdivision Map, including but not limited to responding to requests for approvals and information related to the Subdivision Map that is within Buyer’s possession or control within a commercially reasonable time period.

(c)Following Seller’s receipt of Buyer’s approval of the proposed Subdivision Map, Seller shall diligently pursue to completion all necessary approvals for and the subsequent recordation of the Subdivision Map in the Official Records.  Seller shall provide regular updates to Buyer regarding the progress of the Subdivision Map and other required approvals, including update calls or correspondence with Buyer or its designated representatives as may be reasonably requested by Buyer. Seller shall provide Buyer with reasonable advance notice, and in any event no less than forty-eight (48) hours’ notice, of any meetings, hearings, conference calls or other material communications with the City or other governmental entity with jurisdiction over the Subdivision Map and related approvals.  Buyer shall have an opportunity, but not the obligation, to attend all such meetings, hearings, conference calls, or other material communications relevant to the review, approval and recordation of the Subdivision Map and related approvals; provided, however, that as long as Seller provides the requisite notice to Buyer as provided herein and a commercially reasonable opportunity to participate, Seller shall not be obligated schedule any such meetings, hearings, conference calls or other material communications in order to accommodate Buyer.  It is understood that routine phone calls, electronic correspondence and other communications with City staff and Seller regarding the general processing of the Subdivision Map shall not require advance notice to Buyer, but Seller shall promptly advise Buyer of any material information arising out of such communications. The parties shall provide to each other copies of any material written correspondence or communications to or from the City or other governmental entity relating to the Subdivision Map or any related approvals that are received from or delivered to the respective party.

(d)Within thirty (30) days following execution of this Agreement, Seller shall provide Buyer with an estimated budget for the engineering and City processing expenses related to the Subdivision Map.  The Subdivision Map budget shall be subject to the review, comment, and approval of Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed and, and shall be either granted or expressly withheld in writing within fifteen (15) days after Buyer’s receipt thereof, and Buyer shall be deemed to have accepted the estimated budget if Buyer fails to provide its written approval or disapproval thereof within such fifteen (15) day period.  Any increase in the proposed Subdivision Map budget in excess of ten percent (10%) shall be subject to Buyer review upon the same terms and conditions in the preceding sentence.  Buyer and Seller shall each bear one-half (1/2) of the City Subdivision Map processing costs and engineering costs associated with the Subdivision Map.  Each party shall bear the entire cost of its own attorneys, consultants, and contractors engaged in the Subdivision Map approval process.  In seeking reimbursement of processing and engineering costs, Seller shall provide Buyer with a statement for such costs along with reasonably supporting documentation, including invoices from the service providers or City.  Buyer shall provide payment of its one-half (1/2) portion of the shared costs within thirty (30) days of receipt of such statement from Seller.  In the event

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this Agreement is terminated due to a default of Seller or Buyer as provided herein, the defaulting party shall reimburse the non-defaulting party for all shared processing and engineering costs associated with the Subdivision Map within thirty (30) days of such termination and such obligation shall survive the termination of this Agreement.

(e)Once the Subdivision Map has been submitted to the City, during the term of the Agreement, the Subdivision Map shall not be materially modified, changed, or withdrawn by Buyer or Seller; provided, however, that Seller shall be permitted to materially modify, change or withdraw the Subdivision Map in any respect upon receipt of Buyer’s written consent, which may only be withheld by Buyer if Buyer reasonably determines that such modification would result in a Subdivision Problem.  The process for the review of such proposed modification, change or withdrawal shall be as set forth in Section 3.2.3(a) above.  If the City or any governmental agency requires a material modification of the Subdivision Map that, in Buyer’s reasonable judgment, would create a Subdivision Problem, Buyer may disapprove of such modification in its sole but good faith discretion by providing written notice to Seller within ten (10) days of receiving written notice of the City’s or other governmental agency’s Subdivision Map modification.  If Buyer fails to provide disapproval of any such proposed modification within the required ten (10) day period, Seller may send a notice to Buyer, which must contain the following inscription in bold faced letters: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 3.2.3(e) OF THE PURCHASE AGREEMENT—FAILURE TO TIMELY RESPOND WITHIN THREE (3) DAYS SHALL RESULT IN DEEMED APPROVAL OF PROPOSED MODIFICATIONS TO SUBDIVISION MAP BY CITY.”  If Buyer fails to provide its disapproval of the proposed modifications to the Subdivision Map by the City within such three (3) day period, then Buyer shall be deemed to have approved the proposed modifications.  If Buyer timely provides written notice to Seller of its disapproval of a proposed modification to the Subdivision Map by the City as provided herein, the parties shall then promptly meet and confer.  If the parties cannot reach agreement as to the City’s proposed modification within thirty (30) days after delivery of Buyer’s disapproval notice to Seller, either party may terminate this Agreement with respect to the Second Closing Property by providing written notice, in which case the terms of Section 4.4 of this Agreement shall govern.

(f)Seller shall be obligated to provide Buyer prompt and advance written notice of any proposed restrictions, conditions, limitations, deviations, or modifications in connection with the City’s (or other governmental agency’s) review and approval of the Subdivision Map (or any related governmental approvals) (“Subdivision Condition”). Buyer shall have the right to disapprove in writing of any Subdivision Condition that Buyer reasonably determines in its sole but good faith discretion to be unacceptable (each, a “Subdivision Condition Problem”). In the event of a Subdivision Condition Problem, Buyer may disapprove of the applicable Subdivision Condition by providing written notice to Seller within ten (10) days of receiving written notice of the Subdivision Condition.  If Buyer fails to provide disapproval of any such proposed Subdivision Condition within the required ten (10) day period, Seller may send a notice to Buyer, which must contain the following inscription in bold faced letters: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 3.2.3(f) OF THE PURCHASE AGREEMENT—FAILURE TO TIMELY RESPOND WITHIN THREE (3) DAYS SHALL RESULT IN DEEMED APPROVAL OF PROPOSED SUBDIVISION CONDITION TO SUBDIVISION MAP BY CITY.”  If Buyer fails to provide its disapproval of the proposed Subdivision Condition within such three (3) day period, then Buyer shall be deemed to have approved the proposed Subdivision Condition. If Buyer timely provides written notice to Seller of its disapproval of a proposed Subdivision Condition as provided herein, the parties shall then promptly meet and work cooperatively together in good faith to attempt to resolve such Subdivision Condition Problem. If Buyer and Seller are unable to agree within thirty (30) days regarding acceptable modifications or allocation of responsibility to the Subdivision Condition(s), either party may terminate this Agreement

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with respect to the Second Closing Property by written notice to the other party, in which case Section 4.4 of this Agreement shall apply.

(g)The parties will reasonably and in good faith meet and confer and allocate responsibility for compliance with all Subdivision Conditions that must be satisfactorily completed prior to the City’s approval of the final Subdivision Map and the recordation of the same.  Upon final approval and recordation of the Subdivision Map and any other related governmental approvals in accordance with the terms of this Agreement (including securing Buyer’s approval of the final Subdivision Map and any associated Subdivision Conditions as set forth herein), Buyer and Seller shall each be responsible for completion and compliance with any ongoing Subdivision Conditions and other requirements governing their respective portion of the Common Lot that survive recordation of the final Subdivision Map, including, as applicable and as approved by each of the parties in accordance with the provisions set forth above, the implementation and maintenance of all bonds or other security instruments, including the costs thereof, required by the City or other related governmental body as part of the Subdivision Map approval and recordation process.

(h)Seller makes no representation or warranty as to whether the approval and/or recordation of the Subdivision Map can be obtained prior to the Outside Second Closing Date. The Outside Second Closing Date is subject to potential extension pursuant to (i) Buyer Subdivision Delays (as defined below), (ii) any extension Outside Second Closing Date mutually agreed upon by Seller and Buyer, (iii) any Seller Outside Second Closing Date Extensions, and (iv) any extension of the Outside Second Closing Date pursuant to Section 3.2.2 above.  Buyer and Seller acknowledge and agree that, if, as of the Outside Second Closing Date (as such date may be extended pursuant to the terms of this Agreement), the Subdivision Map remains unapproved and/or unrecorded in the Official Records, then the parties’ rights and obligations shall be as set forth in Section 4.4 below.  Neither the failure of Seller or Buyer to obtain the required governmental approval and recordation of the Subdivision Map shall constitute default or breach by such party under this Agreement.  As used herein, the term “Buyer Subdivision Delays” shall mean any actual delay in the recordation of the Subdivision Map for the Common Lot resulting from Buyer’s failure to fulfill its obligations with respect to Subdivision Map as provided in this Section 3.2.3 within the time periods specified therefor herein (excluding all obligations for which Buyer’s consent or approval shall be deemed given due to the passage of time as provided in this Section 3.2.3), or where no such time period is specified, then within a commercially reasonable time period, which is not cured within five (5) business days after Buyer receives written notice thereof.  In no event shall Buyer be permitted to combine or otherwise connect the subdivision of the Common Lot with any other approvals required from the City in connection with Buyer’s development of projects on properties other than the Property.  Seller shall provide Buyer with prompt written notification of any alleged Buyer Subdivision Delay, including an estimate of the proposed duration of such delay to the extent known at that time by Seller.  In addition, if at any time the final Subdivision Map for the Common Lot has not yet been approved by the City and recorded in the Official Records, Seller shall have the right, in Seller’s sole and absolute discretion, and without the payment of any fee whatsoever, to extend the Outside Second Closing Date for four (4) periods of six (6) months each (each, a “Seller Outside Second Closing Date Extension”) by delivering written notice thereof to Buyer at least three (3) business days in advance of the then-existing Outside Second Closing Date.  For absence of doubt, if all four (4) of the Seller Outside Second Closing Date Extensions are exercised by Seller, the Outside Second Closing Date would be October 30, 2020.

3.2.4Revised CC&Rs.  The Property is currently encumbered with that certain Declaration of Covenants, Conditions and Restrictions for Crossman Commons, recorded in the Official Records as Document Number 19976446 (the “Existing CC&Rs”). Buyer and Seller hereby acknowledge and agree that the Existing CC&Rs shall be amended, restated and superseded in their entirety with a revised Declaration of Covenants, Conditions and Restrictions and recorded in the Official

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Records (the “Revised CC&Rs”) as of the First Closing Date prior to the recordation of the conveying deed for the First Closing Property.  The Revised CC&Rs shall govern the respective rights and obligations of Buyer and Seller with respect to the Common Lot during the period prior to the recordation of the Subdivision Map and the transfer of the Google Common Lot to Buyer as provided herein, and subject to the terms set forth below regarding the Reduced CC&Rs (as defined below), the Revised CC&Rs shall continue to govern in the event the Second Closing does not occur.  During the Property Approval Period, Buyer and Seller shall negotiate in good faith and agree upon the terms and conditions of the Revised CC&Rs, which, subject to Buyer’s due diligence review, shall provide, at a minimum: (i) Seller as the declarant; (ii) that the Revised CC&Rs wholly replace and supersedes the Existing CC&Rs and that the Existing CC&Rs shall be of no further force or effect upon recordation of the Revised CC&Rs; (iii) an area of control for Buyer (the “Buyer Area of Control”) and an area of control for Seller (the “Seller Area of Control”), both of which shall be generally equivalent to the size and location of the Seller Common Lot and the Google Common Lot as depicted in Exhibit “A-3” (as may be modified and agreed to by the parties pursuant to Section 3.2.3), where Buyer shall have the exclusive right to use the Buyer Area of Control and Seller shall have the exclusive right to use the Seller Area of Control (except as otherwise agreed to by Buyer and Seller in the Revised CC&Rs); (iv) Buyer shall maintain, repair and insure the entire Buyer Area of Control at Buyer’s own expense and Seller shall maintain, repair and insure the entire Seller Area of Control at Seller’s own expense; (v) any portions of the Common Lot that are used jointly by Buyer and Seller shall be managed by Seller if within the Seller Area of Control or by Buyer if within the Buyer Area of Control, and each party shall reimburse the other for their respective share of the cost of the services or materials used based on the metered use thereof (if separate meters are installed) or for their respective pro rata share thereof (based on the ratio of Buyer’s or Seller’s pro rata rentable area of the Buildings owned by Buyer or Seller following the First Closing Date to the aggregate rentable area of building square footage owned by Buyer and Seller); provided that Buyer shall indemnify Seller against all claims arising from Buyer’s joint use of any portion of the Seller Area of Control, and Seller shall indemnify Buyer against all claims arising from Seller’s joint use of any portion of the Buyer Area of Control; (vi) any easement areas shall be established, maintained and the cost thereof allocated as provided for in the Revised CC&Rs; (vii) the Revised CC&Rs shall not provide for an association while Buyer and Seller are the exclusive owners of the parcels encumbered by the Revised CC&Rs, but shall provide that any matters subject to a vote thereunder must be agreed to by both Seller and Buyer, it being understood that, except as provided to the contrary in the Revised CC&Rs, no matters solely affecting either the Buyer Area of Control or the Seller Area of Control shall be subject to a vote or any input by the other party; (viii) the Revised CC&Rs shall not provide for any prohibitions on Buyer’s use of the Buyer Area of Control or Seller’s use of the Seller Area of Control (except to the extent required by applicable law and/or any governmental agencies); (ix) the Revised CC&Rs shall grant certain access rights and/or, if applicable, easement rights, to Seller and/or Buyer to install cable conduits and manhole covers throughout the Common Lot, provide for certain rights and easements reasonably required by either party over the Common Lot in connection with each party’s development, maintenance and operation of their respective properties or Area of Control subject to the terms and conditions to be set forth in the Revised CC&Rs, provided, however, that if any party’s access or easement rights materially affect or are located on the other party’s respective Area of Control, such access or easement rights shall be subject to the prior approval of the other party; (x) there shall be no design review process over buildings to be built, renovated or redeveloped by Buyer or Seller; provided, however, that all other improvements to be constructed by Buyer on the Seller Area of Control shall be subject to Seller’s prior review and approval, and all other improvements to be constructed by Seller on the Buyer Area of Control shall be subject to Buyer’s prior review and approval; and provided, further that any improvements constructed on the Common Lot by Buyer or Seller shall not restrict access to, or materially impair the use and enjoyment of, any property of Buyer or Seller; (xi) each party shall indemnify and defend the other for personal injury or damage to property on the other’s property due to the negligence or willful misconduct of the indemnifying party or its agents, employees, contractors or invitees on the Common Lot; (xii) Buyer and Seller may each enforce the terms of the Revised CC&Rs; (xiii) the Revised CC&Rs

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shall include commercially reasonable mortgagee protection provisions; (xiv) the Revised CC&Rs shall include commercially reasonable insurance requirements; (xv) the Revised CC&Rs may only be subsequently amended by mutual consent of Buyer and Seller, and following any property disposition by Buyer or Seller within its respective Area of Control, then by a majority vote of the parcel owners as set forth in the Revised CC&Rs; and (xvi) the Revised CC&Rs shall include a right of both Buyer and Seller to terminate or amend the Revised CC&Rs with respect to each party’s respective Area of Control once the Subdivision Map is recorded in the Official Records and the Google Common Lot is deeded to Buyer. Notwithstanding the foregoing, following the recordation of the Subdivision Map and the transfer of fee title to the Google Common Lot to Buyer, Buyer and Seller may mutually determine that the Revised CC&Rs are no longer necessary or desirable, in which case Buyer and Seller shall agree that a substitute document, such as a reciprocal easement agreement, would be sufficient to address utility, access, or other mutual rights and obligations  as between the Seller Common Lot and the Google Common Lot. In addition to the Revised CC&Rs, during the Property Approval Period, Buyer and Seller shall negotiate in good faith a form of reduced conditions, covenants and restrictions (“Reduced CC&Rs”) that would amend, restate and supersede in their entirety the Revised CC&Rs in the event that the Subdivision Map is not recorded in the Official Records by the Outside Second Closing Date or Final Extended Second Closing Date, as applicable, for any reason other than Seller’s default under this Agreement.  The parties hereby and acknowledge and agree that (1) the Reduced CC&Rs would be recorded in the Official Records only if the Subdivision Map is not recorded in the Official Records by the Outside Second Closing Date or Final Extended Second Closing Date, as applicable, for any reason other than Seller’s default under this Agreement, and (2) Buyer and Seller expressly agree in writing to the form of the Reduced CC&Rs during the Property Approval Period, and in no event shall the delivery of Buyer’s Approval Notice be deemed to constitute Buyer’s consent to the Reduced CC&Rs.  In all other events, the Revised CC&Rs shall continue in full force and effect in accordance with their terms.

4.Contingencies; Conditions Precedent to Closing.

4.1Buyer's Review.

4.1.1Delivery of Due Diligence Materials by Seller. To the extent within the immediate possession of Seller or Seller’s property manager, Seller shall make available to Buyer and Buyer's representatives at Seller's offices, at the Property or on a diligence database established by Seller (the "Diligence Database"), for inspection and right to copy, at Buyer's expense, any environmental studies, soils studies, plans, specifications and other similar materials relating to the physical and environmental condition of the Property ("Reports"). Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and determination prior to the Contingency Deadline as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Without limiting the generality of the foregoing, Seller shall also make available, in Seller’s discretion, at Seller's offices, on the Diligence Database, or at the Property for review and copying, at Buyer's expense, the following due diligence items (together with the Reports, collectively, "Due Diligence Items") at any time after Opening of Escrow, to the extent in the possession of Seller or Seller’s property manager: (a)  any plans and specifications for the Property, (b) copies of all service contracts or service agreements relating to the maintenance and operation of the Property including the service contracts set forth on Exhibit "J" hereto (but expressly excluding any contracts Seller determines are "master contracts" affecting other properties in addition to the Property and which will not be assigned to Buyer at Closing) (collectively, the "Contracts"); (c) property tax bills for the last two (2) fiscal tax

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years and the property tax bill for the current year to the extent in the possession of Seller; and (d) any other documents described in Exhibit “M” attached hereto. Except as otherwise expressly set forth in this Agreement, Seller makes no representations regarding, and shall have no liability or responsibility with respect to, the accuracy or completeness of the information and/or materials included in the Due Diligence Items. Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with other third parties. In this regard, Buyer is permitted to contact all necessary governmental entities, utilities and third parties, and discuss with such parties the Due Diligence Items; provided, however, that (i): Seller is first given written (which may be electronic) notice or telephonic notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller, and (ii) Buyer’s communication with governmental entities shall be limited to the Due Diligence Items and any Buyer communication with governmental entities regarding the processing of Subdivision Map shall be subject to the provisions of Section 3.2.3(c) above.

Between the Effective Date and the Contingency Deadline (the "Property Approval Period"), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer's decision to purchase the Property. Buyer, in Buyer's sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. Buyer shall provide Seller with at least one (1) business day’s prior written notice of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Prior to conducting any inspection or testing, Buyer or its testing consultants, as applicable, shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000) in the aggregate for property damage. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air sampling or any intrusive or destructive testing of the Property, including a "Phase II" environmental assessment (collectively, the "Intrusive Tests"), without in each instance first (i) providing Seller with a detailed work plan identifying the applicable consultant and the type and specific locations of all proposed testing, and (ii) obtaining Seller's prior written consent thereto, which consent Seller may give or withhold in Seller's sole and absolute discretion (provided that such consent shall not be unreasonably withheld if the results of the Phase I Report, a copy of which Phase I Report shall have been delivered to Seller, recommends further testing). Seller, and its representatives, agents, and/or contractors shall have the right to be present during any entry on the Real Property by Buyer or its representatives or consultants or any such Intrusive Test. If Seller fails to advise Buyer of its disapproval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller's disapproval thereof. All work and activities conducted on the Real Property by Buyer or its representatives, vendors or consultants pursuant to this Section 4.1.1 shall be conducted in accordance with applicable law. Buyer hereby indemnifies and holds Seller and the Seller Group (as defined below) harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer's representatives, vendors and consultants; provided, however, such indemnification obligation shall not be applicable to Buyer's mere discovery of any adverse physical condition at the Property, except to the extent Buyer or its representatives, vendors or consultants aggravate such condition following the initial discovery of the same. Buyer's indemnification obligations under this Section 4.1.1 shall survive each Closing or any termination of this Agreement.

4.1.2Termination. If Buyer either (a) delivers a notice of termination to Seller and Escrow Holder prior to the Contingency Deadline, or (b) fails to deliver written notice ("Buyer's

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Approval Notice") to Seller and Escrow Holder prior to the Contingency Deadline of Buyer's approval of the Property, Buyer shall be deemed to have disapproved the Property and in such event, this Agreement shall terminate, the Deposit (less the Independent Consideration) will be returned to Buyer and, except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.1.3Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller to Buyer or destroy any such materials in its possession (except any original copies of such documents, which Buyer shall not destroy but shall instead be required to physically return to Seller), except to the extent that (i) electronic records and files are retained pursuant to automated electronic archiving, back-up or internal disaster recovery procedures or which are difficult to extract and (ii) back-up copies of such information are retained pursuant to Buyer’s document retention policies consistently applied or any regulatory or investigatory requirements of any governmental or regulatory authority, and, at Seller's written request, without warranty or representation of any kind, any final, non-proprietary inspection reports, studies, surveys, and other reports and/or test results relating to the physical and environmental condition of the Property which were prepared by consultants retained by Buyer in contemplation of this Agreement, excluding any drafts, attorney-client privileged communications, or internally generated work product.

Title and Survey

.

4.2.1Buyer shall obtain from the Title Company a preliminary title report for the Property (the "PTR") and copies of all underlying title documents described in the PTR. Buyer may obtain, at Buyer’s sole cost and expense, a land title survey (certified to include Seller) of the Property prepared by a licensed surveyor (the "Survey"). Seller shall also deliver to Buyer any Survey that has been performed within the last twelve (12) months. Buyer shall deliver a copy of any Survey to Seller and Title Company within three (3) business days after Buyer’s receipt thereof. Buyer shall have twenty-one (21) days after receipt of the PTR (but in any event not later than nine (9) business days prior to the Contingency Deadline) (the "Interim Date") to provide written notice (the "Objection Notice") to Seller of any matters shown by the PTR and/or the Survey which are not satisfactory to Buyer; provided, however, in the event that legal descriptions, assessors numbers, or essential title information is not available for one or more of the parcels comprising the Unimproved Land by the date that is ten (10) business days prior to the Interim Date, the Interim Date shall automatically be extended on a day for day basis until such date as Buyer receives such information. If Seller and Escrow Holder have not received the Objection Notice from Buyer by the Interim Date, that shall be deemed Buyer's unconditional approval of the condition of title to the Property and the Survey, subject to Section 4.2.4 below. For the avoidance of doubt, in the event that Buyer fails to obtain the Survey, Buyer shall not be entitled to disapprove or object to any survey matters shown on any existing survey delivered by Seller in the Objection Notice or otherwise, and such survey matters shall be deemed approved by Buyer if Buyer does not terminate this Agreement prior to the Contingency Deadline pursuant to Section 4.1.2 above. Except as provided in this Section 4.2, Seller shall have until the date which is two (2) business days prior to the Outside First Closing Date to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer's objection(s) set forth in the Objection Notice; provided, however, that, except with respect to liens secured by deeds of trust securing loans made to Seller, mechanics' liens relating to work authorized and contracted by Seller, judgment liens against Seller, and delinquent taxes (herein "Monetary Liens", which Seller agrees to have removed on or before the First Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any of Buyer’s objections in the Objection Notice. Within two (2) business days of receipt of the Objection Notice, Seller may, in its sole discretion, deliver

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written notice to Buyer and Escrow Holder identifying which disapproved items Seller shall undertake to cure or not cure ("Seller's Response"). If Seller does not deliver a Seller's Response within said two (2) business day period, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Objection Notice, and Buyer does not terminate this Agreement prior to the Contingency Deadline pursuant to Section 4.1.2 above, Buyer shall be deemed to have approved Seller’s Response (or, if applicable, Seller’s deemed election to not remove or otherwise cure any exceptions disapproved by Buyer) and irrevocably waived its objection to any title and/or survey matters which Seller has not expressly undertaken to cure in Seller’s Response. Except for Monetary Liens, all matters shown in the PTR and the Survey obtained by Buyer with respect to which Buyer fails to give an Objection Notice on or before the Interim Date shall be deemed to be approved by Buyer.  For the avoidance of doubt, nothing in this Section 4.2.1 shall limit or modify the parties’ rights and obligations with respect to the Subdivision Map for the Common Lot as set forth in Section 3.2.3 above.

4.2.2Notwithstanding anything to the contrary herein, Buyer may not object to any of the following title matters in the Objection Notice: (i) the preprinted standard exceptions in the PTR, (ii) non-delinquent real property taxes and special assessments, and (iii) zoning and other regulatory laws and ordinances applicable the Property (collectively, the "Permitted Title Matters"). Buyer hereby acknowledges and agrees that the owner’s policy of title insurance that Buyer obtains from the Title Company insuring Buyer’s title to the Property (the "Title Policy") may be subject to (a) the Permitted Title Matters, (b) any exceptions approved in writing or deemed approved by Buyer pursuant to Section 4.2.1, (c) any exceptions arising from Buyer’s inspections of the Property, (d) any matters which would be disclosed by an accurate survey or physical inspection of the Property, and (e) in the case of the Second Closing Property only, any title exceptions associated with the final subdivision of the Second Closing Property which have been approved in writing by Buyer (collectively, the “Permitted Title Encumbrances”). Buyer also acknowledges and agrees that if the Survey that Buyer obtains and delivers to the Title Company is not an ALTA survey acceptable to the Title Company for purposes of issuing an ALTA extended coverage owner’s policy of title insurance, then the Title Company would issue or be committed to issue an ALTA extended coverage owner’s policy of title insurance with a general survey exception. Buyer shall pay the additional premium for extended coverage in excess of a standard CLTA policy and any endorsements requested by Buyer.

4.2.3If Seller delivers a Seller’s Response to Buyer specifying that Seller elects to cure any one or more of the title or survey matters objected to by Buyer in the Objection Notice, and Seller is unable or unwilling to make such arrangements or take such steps to address such objections that Seller has elected to satisfy in the Seller’s Response to Buyer’s reasonable satisfaction on or prior to the date which is two (2) business days prior to the Outside First Closing Date (the "Cure Deadline"), then Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller within two (2) days following the Cure Deadline, in which event, the Deposit (less the Independent Consideration) and any Second Closing Funds deposited with Escrow Holder will be returned to Buyer and, except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement. If Buyer does not deliver such written notice of termination to Seller prior to the date which is two (2) days following the Cure Deadline, then the title and/or survey matters that Buyer objected to in the Objection Notice that Seller has elected to cure, and which Seller is subsequently unable or unwilling to cure, shall be deemed approved by Buyer and will be included as exceptions to the Title Policy. The foregoing shall not be applicable to Monetary Liens, which Seller is obligated to cure as a condition to either Closing for Buyer’s benefit.

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4.2.4If Buyer elects not to terminate this Agreement in accordance with Section 4.2.1 above, Buyer may cause Title Company to reissue from time to time the PTR prior to the applicable Closing, including without limitation, an updated PTR that applies solely to the Second Closing Property following the recordation of the Subdivision Map with respect thereto. Buyer shall have the right to object to any new exceptions, other than (i) the Permitted Title Matters or (ii) any restrictions or conditions arising from the subdivision of the Common Lot that have been approved by Buyer pursuant to Sections 3.2.3(e) and 3.2.3(f) above, which may appear of record or be revealed by any updated PTR within three (3) business days after Buyer’s receipt of such updated PTR, but in no event later than the date that is three (3) days prior to the applicable scheduled Closing Date, in which event the same procedures for response, termination and waiver set forth above in Section 4.2.1 including, without limitation, Seller’s obligations with respect to Monetary Liens, shall apply to such new objections, with respect to applicable Closing and all other dates set forth for performance of the parties’ obligations hereunder adjusted accordingly and, if necessary, the Closing Date shall be extended for such purposes.

Conditions Precedent to Buyer's Obligation to Close

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4.3.1First Closing. Buyer’s obligation to close the acquisition of the First Closing Property pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions:

(a)Seller's Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder with respect to the First Closing, unless the failure or failures to perform in all material respects such covenants would not, in the aggregate, have a Material Adverse Effect (as defined in Section 18.9 below), and Seller shall have delivered all of the documents required to be delivered by Seller pursuant to Section 5.1.

(b)Accuracy of Representations and Warranties. On the First Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the First Closing Date (subject to modifications permitted under this Agreement), unless the failure or failures of all such representations and warranties to be true and correct in all material respects would not, in the aggregate, have a Material Adverse Effect.

(c)Title Policy. The irrevocable commitment of the Title Company to issue the Title Policy to Buyer, insuring Buyer’s interest in the First Closing Property dated as of the First Closing Date, with liability in the amount of the First Closing Purchase Price, subject only to the Permitted Title Encumbrances applicable to the First Closing Property upon payment of its regularly scheduled premiums therefor.

(d)No Material Change. There shall be no change in the environmental condition of the First Closing Property from the condition that existed upon the expiration of the Contingency Deadline that would have a Material Adverse Effect.

(e)Subdivision of Unimproved Land. A subdivision map subdividing the Unimproved Land as described in the Summary and Definition of Basic Terms shall have been recorded in the Official Records and an assessor parcel number issued.

(f)Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close the acquisition of the First Closing Property has been satisfied by the applicable date.

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4.3.2Second Closing. Buyer’s obligation to close the acquisition of the Second Closing Property pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions:

(a)Seller's Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder with respect to the Second Closing Property, unless the failure or failures to perform in all material respects such covenants would not, in the aggregate, have a Material Adverse Effect (as defined in Section 18.9 below), and Seller shall have delivered all of the documents required to be delivered by Seller pursuant to Section 5.1.

(b)Occurrence of First Closing.  On the Second Closing Date, the First Closing shall have occurred as specified in this Agreement.

(c)Accuracy of Representations and Warranties. On the Second Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Second Closing Date (subject to modifications permitted under this Agreement), unless the failure or failures of all such representations and warranties to be true and correct in all material respects would not, in the aggregate, have a Material Adverse Effect.

(d)Title Policy. The irrevocable commitment of the Title Company to issue the Title Policy to Buyer, insuring Buyer’s interest in the Second Closing Property dated as of the Second Closing Date, with liability in the amount of the Second Closing Purchase Price, subject only to the Permitted Title Encumbrances applicable to the Second Closing Property upon payment of its regularly scheduled premiums therefor.

(e)No Material Change. There shall be no change in the environmental condition of the Second Closing Property from the condition that existed upon the expiration of the Contingency Deadline that would have a Material Adverse Effect.

(f)Subdivision of Google Common Lot. The Subdivision Map subdividing the Google Common Lot from the Common Lot shall have been recorded in the Official Records and an assessor parcel number issued.

(g)Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close the acquisition of the Second Closing Property has been satisfied by the applicable date.

Failure of Conditions Precedent to Buyer's Obligations

. Buyer's obligation to close on the acquisition of the Property at each Closing pursuant to this Agreement is subject to the satisfaction of the relevant conditions precedent to such Closing for Buyer's benefit set forth in Section 4.3. If Buyer timely provides a Buyer's Disapproval Notice or if Buyer terminates this Agreement by notice to Seller because of the failure of the conditions precedent set forth in Section 4.3, then (a) Escrow Holder shall return the Deposit (less the Independent Consideration) and Second Closing Funds, if any, to Buyer (plus interest accrued on the Deposit and Second Closing Funds only while held by Escrow Holder) in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, (b) Seller and Buyer shall each pay one‑half (1/2) of any escrow cancellation fees or charges, and (c) except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

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4.5Conditions Precedent to Seller's Obligations.

4.5.1Each Closing and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions:

(a)Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder and Buyer shall have delivered all of the documents required to be delivered by Buyer pursuant to Section 5.2;

(b)Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the relevant Closing Date as if made on and as of such Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above; and

(c)For the Second Closing Property only, the Subdivision Map subdividing the Google Common Lot from the Common Lot shall have been recorded in the Official Records and an assessor parcel number issued.

4.5.2In the event any of the conditions set forth in Section 4.5.1 have not been timely satisfied, Seller may elect to either (a) terminate this Agreement by delivery of written notice to Buyer and Escrow Holder (provided that the Deposit and the Second Closing Funds (if deposited with Escrow Holder) shall be refunded to Buyer, or (b) waive the applicable condition(s) and proceed to the relevant Closing. If Seller terminates this Agreement pursuant to this Section 4.5.2, then (A) Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges, and (B) except for Buyer's indemnity and Buyer's and Seller's confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

Effect of Closing or Termination

. Each Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the applicable Closing, and after such Closing, neither Buyer nor Seller shall have any right to terminate this Agreement or rescind the purchase and sale of the Property at such Closing by reason of the failure of any such condition to the extent applicable to such Closing, whether or not such failure was known to or discoverable prior to such Closing.

Defective Condition Extension; Termination

. The obligations of Seller under this Agreement are further subject to and contingent upon the following:

4.7.1If Buyer requests and Seller permits, in accordance with Section 4.1.1, any air sampling or other environmental testing or investigation, or any other inspection that could materially alter the physical condition of the Property, other than a non-intrusive Phase I environmental inspection, and as a result of such testing, investigation or other inspection, Seller obtains knowledge of, or Buyer’s inspection of the Property reveals, either (a) the presence of any Hazardous Substances (as defined in Section 10.1.2 of this Agreement) or the violation or potential violation of any Environmental Laws (as defined in Section 10.1.2 of this Agreement) or (b) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a "Defective Condition"), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after either Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Buyer on or before the scheduled Closing Date to extend the Outside First Closing Date only for

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the period of time necessary to evaluate the possibility of remediating the Defective Condition (not to exceed sixty (60) days) and, if Seller so elects, to complete such remediation at Seller's sole cost and expense. The terms of this Section 4.7 are solely for the benefit of Seller and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.7.

5.Deliveries to Escrow Holder.

Seller's Deliveries

. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to each Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to such Closing:

5.1.1Deed. A Grant Deed (the "Deed") in the form of Exhibit "B" attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller's interest in the applicable Property to Buyer;

5.1.2Non-Foreign Certifications. Certificates duly executed by Seller in the forms of Exhibit "C‑1" and "C‑2" attached hereto (the "Tax Certificates");

5.1.3Assignment of Contracts and Assumption Agreement. Two (2) counterparts of the Assignment of Contracts and Assumption Agreement in the form attached hereto as Exhibit "F" ("Assignment of Contracts"), duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Contracts;

5.1.4Bill of Sale. Two (2) counterparts of a Bill of Sale in the form attached hereto as Exhibit "G" ("Bill of Sale"), duly executed by Seller, conveying Seller's right, title and interest in and to the Personal Property;

5.1.5General Assignment. Two (2) counterparts of a General Assignment in the form of Exhibit "H" attached hereto (the "General Assignment"), duly executed by Seller;

5.1.6NetApp Lease. With respect to the First Closing only, two (2) counterparts of the Lease Agreement (the "NetApp Lease") duly executed by Seller, pursuant to which Seller, as tenant, shall lease back from Buyer, as landlord, the portion of the Real Property known as 495 Java Drive for a term beginning on the First Closing Date and expiring on February 28, 2018. The terms of the NetApp Lease shall be mutually approve by Buyer and Seller prior to the expiration of the Property Approval Period and shall, at a minimum, provide that Seller shall pay, in addition to base rent, which shall be charged at a rate equal to $2.85 per rentable square foot per month on a triple net basis, its pro rata portion of operating expenses and real property taxes, as such real property taxes may be adjusted as a result of the sale of the Real Property to Buyer as contemplated herein;

5.1.7Revised CC&Rs. With respect to the First Closing only, two (2) copies of the Revised CC&Rs, approved by Buyer and duly executed and acknowledged in a recordable form by Seller, setting forth the respective rights and obligations of Buyer and Seller with respect to the Common Lot during the period prior to the recordation of the Subdivision Map and the transfer of the Google Common Lot to Buyer; and

5.1.8Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.

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Buyer's Deliveries

. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to each Outside Closing Date (unless another date is specified below) the following funds, instruments and documents, the delivery of each of which shall be a condition to Closing:

5.2.1Buyer's Funds. On or prior to the First Closing Date, the balance of the Purchase Price in accordance with Section 2 above, and on or prior to the applicable Closing Date such additional funds, if any, necessary to comply with Buyer's obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2Assignment of Contracts. Two (2) counterparts of an Assignment of Contracts duly executed by Buyer;

5.2.3Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.4General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.5NetApp Lease. With respect to the First Closing only, two (2) counterparts of the NetApp Lease duly executed by Buyer;

5.2.6Revised CC&Rs. With respect to the First Closing only, written approval of the Revised CC&Rs submitted to Escrow Holder by Seller; and

5.2.7Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

Deliveries Upon Closing

. Upon each Closing, Escrow Holder shall promptly undertake all of the following:

Tax Filings

. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

Prorations

. Prorate all matters referenced in Section 8 based upon the closing statement delivered into escrow with Escrow Holder signed by the parties;

Recording

. Cause the Revised CC&Rs (as to the First Closing), applicable Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records in the order mutually directed by the parties;

Buyer Funds

. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including the First Closing Purchase Price or the Second Closing Purchase Price, as applicable) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

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Documents to Seller

.

6.5.1At the First Closing, deliver to Seller one (1) set of originals of the NetApp Lease, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and Seller and a conformed copy of the recorded Deed for the First Closing Property and the Revised CC&Rs;

6.5.2At the Second Closing, deliver to Seller one (1) conformed copy of the recorded Deed, the Bill of Sale, the Assignment of Contracts and the General Assignment for the Second Closing Property.

Documents to Buyer

.

6.6.1At the First Closing, deliver to Buyer one (1) set of originals of the Tax Certificates, the NetApp Lease, Assignment of Contracts, Bill of Sale and General Assignment executed by Seller, a conformed copy of the Revised CC&Rs and recorded Deed for the First Closing Property, and, when issued, the Title Policy for the First Closing Property;

6.6.2At the Second Closing, deliver to Buyer a conformed copy of the recorded Deed, along with the Assignment of Contracts, Bill of Sale and the General Assignment for the Second Closing Property and, when issued, the Title Policy for the Second Closing Property.

Seller Funds

. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in escrow with Escrow Holder); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller's instructions, at each Closing. Disburse the First Closing Purchase Price and the Second Closing Purchase Price (as adjusted in accordance with this Agreement) to Seller, as applicable, or as otherwise directed by Seller, promptly upon each Closing in accordance with Seller's wire transfer instructions.

Costs and Expenses

. Seller shall pay (i) that portion of the Title Policy premium for standard CLTA owner's coverage (without endorsements), (ii) all documentary transfer taxes assessed by the County, and (iii) the Escrow Holder's fee. In addition, Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (x) all document recording charges and, (y) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, all charges for the Survey or any other survey, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer. The cost of subdividing the Common Lot shall be as provided for elsewhere in this Agreement.

Prorations

. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of each Closing Date as indicated below, in each instance, based on either the actual number of days in the year or, if applicable, the actual number of days in the calendar month, in which each Closing occurs.

Ad Valorem Taxes

. All real estate taxes and assessments attributable to the First Closing Property and the Second Closing Property will be prorated as of the First Closing Date and the Second Closing Date, respectively. Seller shall be charged with all such taxes up to, but not including, each Closing Date. If the applicable tax rate and assessments for the applicable Property have not been

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established for the tax year in which the applicable Closing occurs, the proration of real estate taxes, and assessments will be based upon the rate and assessments for the preceding year plus two percent (2%) with a post-closing reconciliation when the actual tax bills are available. Real property tax refunds and credits received after each Closing which are attributable to a fiscal tax year prior to such Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which each Closing occurs shall be prorated based upon the date of such Closing.

Excise, Transfer and Sales Taxes

. Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property contemplated by this Agreement; provided that the parties agree that no value has been attributed to any personal property included in the sale.

Operating Expenses

. With respect to the First Closing, all utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the First Closing Property only that Seller customarily pays shall be prorated on an accrual basis so long as Seller has delivered written notice to Buyer at least five (5) business days prior to the Contingency Deadline of any such charges it intends to prorate. Seller shall pay all such expenses that accrue in connection with the First Closing Property prior to the First Closing Date, and Buyer shall pay all such expenses accruing on and after the First Closing Date with respect to the First Closing Property. All such expenses as to the Second Closing Property shall be paid by Buyer and Seller in accordance with the Revised CC&Rs. Seller and Buyer shall obtain billings and meter readings as of the First Closing Date (or shall make reasonable estimates of meter readings if same-day readings are not available) to aid in such prorations (if such utilities cannot be changed to Buyer’s name on the First Closing Date). Insurance or any other operating expense refunds and credits received after the First Closing which are attributable to a time period prior to the First Closing shall belong to Seller, and those which are attributable to a time period in which the Closing occurs shall be prorated based upon the date of the First Closing.

Contracts

. Amounts payable under the Contracts being assigned to Buyer shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the applicable Closing Date and Buyer shall pay all amounts accruing on such Closing Date and thereafter.

Prorations at Closing; Final Adjustment

. At least two (2) business days prior to each Closing Date, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under Section 8 through Section 8.5 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than 120 days after the applicable Closing Date. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8.5 shall survive each Closing.

Covenants of Seller

. Seller hereby covenants with Buyer, as follows:

Contracts

.

9.1.1Existing Contracts. If Buyer shall elect, by giving notice thereof to Seller not later than five (5) days prior the First Closing Date or the Second Closing Date, as applicable, not to take the Property subject to any one or more of the Contracts listed in Exhibit "J" attached hereto, then Seller shall, to the extent permitted under any such Contract, give prompt notice of termination thereof to the other party or parties thereto in order to terminate the same either (a) at or prior to the applicable Closing Date or (b) the earliest date permitted under any such Contract, whichever shall be later.

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9.1.2New Contracts and Leases. Between the Effective Date and the date which is three (3) business days prior to the expiration of the Property Approval Period, (i) Seller will keep Buyer informed of any new Contracts that are entered into by Seller or any amendments or modifications to the existing Contracts, which new Contracts or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Contracts"), and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such New Contracts or amendments or extensions thereto. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts. Subsequent to the date which is three (3) business days prior to the expiration of the Property Approval Period, and continuing until each First Closing or Second Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts associated with the First Closing Property or Second Closing Property, as applicable, without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion, and which consent will be deemed to have been denied by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract; provided, however, that Seller shall be entitled to enter into any New Contracts at any time, without Buyer’s prior written consent, if such New Contracts are terminable within thirty (30) days at no cost to Buyer and are terminated by Seller prior to the applicable Closing Date. From and after the Effective Date, Seller shall not enter into any leases, licenses or other similar occupancy agreements applicable to the Real Property, or any portion thereof, without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion.

Operation in the Ordinary Course

. Subject to Section 9.1 above, from the Effective Date until each Closing, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller's past practices (except for the subdivision of the Common Lot pursuant to the terms of this Agreement), and (ii) perform when due, and otherwise comply with, all of Seller's material obligations and duties under the Contracts. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at Closing free from any liens, encumbrances or security interests of any kind or nature other than all such matters that the Title Policy may be subject to as set forth in Section 4.2.2, including, without limitation, the Permitted Title Matters.

AS-IS Sale and Purchase

. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.

Buyer's Acknowledgment

. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1AS-IS. Except as otherwise expressly set forth in this Agreement and in the documents delivered by Seller to Buyer at the applicable Closing, and subject to Seller's representation and warranties expressly set forth in this Agreement, Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and upon the Contingency Deadline has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

___________/s/ DR___________
Buyer's Initials

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10.1.2No Representations. Other than the express representations and warranties of Seller contained in this Agreement and in the documents delivered by Seller to Buyer at the Closing, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any direct or indirect partner, officer, director, member, manager, employee, agent, affiliate, successor or assign of Seller (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including its use, condition, value, entitlements, condemnation actions (current or prospective), compliance with Governmental Regulations (defined below), existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term "Governmental Regulations" means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used in this Agreement, the following definitions shall apply: "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq. "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

___________/s/ DR___________
Buyer's Initials

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10.1.3No Implied Warranties. Excluding any express representation or warranty set forth herein and in the documents delivered by Seller to Buyer at each Closing, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller's obligations hereunder including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

_________/s/ DR__________
Buyer's Initials

10.1.4Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement and in the documents delivered by Seller to Buyer at each Closing, Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including the Due Diligence Items and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect to any and all Due Diligence Items, either by the Seller Group or by any third parties that prepared the same.

__________/s/ DR_________
Buyer's Initials

10.1.5Release. As of each Closing, Buyer and the Buyer Parties (as defined below) hereby (i) assume the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health, safety and welfare matters which may not have been revealed by Buyer’s investigation and evaluation of the First Closing Property or Second Closing Property, as applicable, and (ii) fully and irrevocably release the Seller Group from any and all claims that Buyer and/or the Buyer Parties may have or thereafter acquire against the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to, and the condition of, such Property, including any Claims arising in connection with any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the relevant Property, any statutory or common law right Buyer may have to receive disclosures from Seller, including any disclosures as to the Property's location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the relevant Property, its financial viability, use or operation, or any portion thereof. This release includes Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially

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affect Buyer's release of the Seller Group. In connection with the general release set forth in this Section 10.1.5, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

___________/s/ DR__________
Buyer's Initials

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties expressly set forth in this Agreement or in the documents delivered by Seller to Buyer at each Closing (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives Closing, or (iii) Seller’s fraud; or (iv) any liability of Seller under the NetApp Lease (herein collectively the "Excluded Claims").

10.1.6California Specific Provisions.

(a)Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of Hazardous Substances have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. There is a possibility that a release of Hazardous Substances may have come to be located on or beneath the Property. By Buyer's execution of this Agreement, Buyer (a) acknowledges Buyer's receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of Buyer's benefits thereunder and (b) as of the Closing Date and after receiving advice of Buyer's legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of Hazardous Substances or other hazardous materials from, on or about the Property.

(b)Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazardous areas or zones: (i) a special flood hazard area (any type Zone "A" or "V") designated by the Federal Emergency Management Agency (Cal. Gov. Code § 8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to California Government Code Section 8589.5 (Cal. Gov. Code § 8589.4); (iii) a very high fire hazard severity zone designated pursuant to California Government Code Section 51178 or 51179 (in which event the owner maintenance obligations of California Government Code Section 51182 would apply) (Cal. Gov. Code § 51183.5); (iv) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to California Public Resources Code Section 4125 (in which event (x) the Property owner would be subject to maintenance requirements of California Public Resources Code Section 4291 and (y) it would not be the State's responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to California Public Resources Code Section 4129 or pursuant to a cooperative agreement with a local agency for those

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purposes pursuant to California Public Resources Code Section 4142) (Cal. Pub. Resources Code § 4136); (v) an earthquake fault zone (Cal. Pub. Resources Code § 2621.9); or (vi) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code § 2694). As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie within such natural hazard zone. Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller for errors or omission not within their personal knowledge and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. In no event shall Seller have any responsibility for matters not actually known to Seller. THESE HAZARDS MAY LIMIT THE BUYER'S ABILITY TO DEVELOP THE PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATES WHERE NATURAL HAZARDS EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

10.1.7Survival. The provisions of this Section 10.1 shall survive each Closing.

Seller's Representations and Warranties

. Subject at all times to (i) those matters, if any, disclosed in the Due Diligence Items or any other information delivered to Buyer, and (ii) all applicable provisions of this Agreement, Seller represents and warrants to Buyer as of the Effective Date as follows (provided that, each of the representations and warranties set forth herein is qualified to the extent of any applicable information or exception that is otherwise disclosed in another representation or warranty of Seller herein):

Formation; Authority

. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

Leases

. As of the Effective Date, Seller shall not be a party to any leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Real Property.

Litigation

. There is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or, to Seller’s knowledge, threatened in writing against Seller relating to ownership or operation of the Real Property or any part thereof which is not covered by insurance, including any condemnation action relating to the Real Property or any part thereof.

Foreign Person

. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

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No Bankruptcy

. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s actual knowledge, threatened) by or against Seller.

Contracts

. Attached hereto as Exhibit “J” is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements with respect to or affecting the Property as of the Effective Date and at each Closing the contract list shall not include those Contracts being terminated pursuant to the provisions of this Agreement. True, correct and complete copies of all Contracts shall be provided to Buyer. Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

Hazardous Substances

. Except as disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received written notice from any governmental entity alleging that Seller or the Real Property is in violation of any Environmental Laws.

Compliance With Laws

. Except as set forth in Exhibit “D” attached hereto, Seller has not received written notice from any governmental entity of any violations of any laws affecting or applicable to any or all of the Property.

Employees

. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after each Closing Date, except as is necessary to fulfill Seller’s obligations as tenant pursuant to the NetApp Lease.

Prohibited Person; Patriot Act Compliance

. Neither Seller, nor any person controlling or controlled by Seller is a country, individual or entity named on a Government List, and the monies obtained in connection with this Agreement will not be used for any activities that contravene any applicable Anti-Money Laundering Laws (as hereinafter defined). Seller is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001) and Seller has not engaged in any dealings or transactions or is otherwise associated with any such person. Neither Seller, nor any person controlling or controlled by Seller (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes (collectively, "Anti-Money Laundering Laws"); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

No Additional Consents

. No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby.

Subsequent Changes

. Upon Buyer gaining actual knowledge (as opposed to constructive or imputed knowledge) of any fact which (a) would materially and adversely change the representations or warranties contained herein and (b) would constitute a breach thereof by Seller (which material and adverse change in representations or warranties and breach thereof by Seller have a Material

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Adverse Effect), Buyer, as its sole remedy, shall have the option of either (i) waiving the breach of warranty or change, and proceeding with Closing, or (ii) subject to the provisions in Section 11.14 below, terminating this Agreement in accordance with Section 4.4 above and this Section 11.12. Any such election shall be made by Buyer not later than five (5) business days from Buyer obtaining actual knowledge of such fact, provided that any election by Buyer to terminate shall not be effective unless Seller fails to cure such changed representation or warranty within thirty (30) days following the delivery of Buyer's termination notice. If Seller elects to cure any changed representation or warranty following a termination of this Agreement by Buyer, and the end of such 30‑day cure period extends beyond either Outside Closing Date, then such Outside Closing Date shall be extended by two (2) business days following the end of such 30‑day cure period. If Buyer does not so elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.12, then Buyer shall be deemed to have elected to waive its right to terminate this Agreement pursuant to Section 4.4 and this Section 11.12 in connection with the applicable breach only, elected to acquire the applicable Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances that have actually become known to Buyer. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of Seller’s representation or warranty which results from any change that (A) is related to either the First Closing Property or the Second Closing Property and occurs between the Effective Date and the First Closing Date or Second Closing Date, respectively and (B) (1) is permitted under the terms of this Agreement, (2) is beyond the reasonable control of Seller or (3) results from any affirmative acts of or breach of this Agreement by Buyer; provided, however, any breach of such Seller’s representation or warranty in any material respect (other than those that are permitted under the terms of this Agreement) shall, if such breach has a Material Adverse Effect and does not result from any affirmative acts of or breach of this Agreement by Buyer, constitute the non-fulfillment of the condition set forth in Section 4.3 and Buyer may elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.12.

Seller's Knowledge

. Whenever phrases such as "to Seller's knowledge" or "Seller has no knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller's Representative, which is the individual with Seller with the most knowledge of the Property. No duty of inquiry or investigation on the part of Seller or Seller's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller's actual knowledge, and in no event shall Seller's Representative have any personal liability therefor.

Survival

. All of the covenants, representations and warranties of Seller set forth in this Agreement with respect to the First Closing and the Second Closing will survive each Closing for a period of twelve (12) months after the First Closing Date or Second Closing Date, as applicable. No claim for a breach of any covenant, representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach within said twelve (12) months and commence a "legal action" thereon within fourteen (14) months after the applicable Closing Date, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

Buyer's Representations and Warranties

. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:

Formation; Authority

. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into of this

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Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

Prohibited Person; Patriot Act Compliance

. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, individual or entity named on a Government List, and the monies obtained in connection with this Agreement will not be used for any activities that contravene any applicable Anti-Money Laundering Laws (as hereinafter defined). Buyer is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001) and Buyer has not engaged in any dealings or transactions or is otherwise associated with any such person. Neither Buyer, nor any person controlling or controlled by Buyer (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

13.Casualty and Condemnation.

Casualty

. In the event that the First Closing Property, or any portion thereof, prior to the First Closing Date, or the Second Closing Property, or any portion thereof, prior to the Second Closing Date, is destroyed or materially damaged, Buyer shall accept the First Closing Property or the Second Closing Property, as the case may be, in its then condition and proceed with the consummation of the transaction contemplated by this Agreement; provided, however: (i) there shall be an abatement or reduction in the First Closing Purchase Price or the Second Closing Price, as applicable, in the amount of the deductible for the applicable insurance coverage, and (ii) Seller shall assign to Buyer any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the First Closing and the value of any of Seller's tenant improvements and personal property, which shall be retained by or paid to Seller. Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.

Material Condemnation

.

13.2.1First Closing Property.  In the event that prior to the First Closing Date, all or any material portion of the First Closing Property is subject to a taking by a public or governmental authority, Buyer shall have the right to: (A) terminate the entirety of this Agreement, in which event the Deposit (less the Independent Consideration), the Seller Funds (to the extent deposited with Escrow Holder) and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in escrow with Escrow Holder shall be returned to the party depositing the same or (B) accept the First Closing Property in its then-existing condition, without a reduction in the First Closing Purchase Price, and to receive an assignment of all of the Seller’s rights to any condemnation award or proceeds payable by reason of such taking.  If Buyer elects to proceed under clause (B) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s written consent.

13.2.2Second Closing Property. In the event that prior to the Second Closing Date, all or a material portion of the Second Closing Property is subject to a taking by a public or governmental authority, Buyer shall have the right to: (A) terminate this Agreement with respect to the Second Closing Property, in which event any Seller Funds (to the extent deposited with Escrow Holder) and all interest accrued thereon shall be immediately returned to Buyer and any other money or

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documents in escrow with Escrow Holder shall be returned to the party depositing the same or (B) accept the Second Closing Property in its then-existing condition, without a reduction in the Second Closing Purchase Price, and to receive an assignment of all of the Seller’s rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (B) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s written consent.

13.2.3Termination.  Buyer shall deliver any notice of termination to Seller pursuant to Section 13.2.1 and Section 13.2.2 above in writing by no later than the earlier of (i) within ten (10) days after receiving written notice of such taking or (ii) two (2) business days prior to the Outside First Closing Date or the Outside Second Closing Date (as applicable).

Non‑Material Condemnation

. In the event that prior to the First Closing Date any non-material portion of the First Closing Property, or that prior to the Second Closing Date any non-material portion of the Second Closing Property, is subject to a taking by any public or governmental authority, Buyer shall accept the First Closing Property or Second Closing Property, as applicable, in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

Materiality Standard

. For purposes of this Section 13, a taking of a portion of the Property shall be deemed to involve a material portion thereof if the amount of the condemnation award, or settlement in lieu of condemnation, with respect to the taking either (a) exceeds one percent (1%) of the Purchase Price, or in the absence of a condemnation award (or settlement in lieu of condemnation), the value of the Property subject to the taking is estimated by a certified appraiser to exceed one percent (1%) of the Purchase Price, or (b) results in a material impairment to Buyer’s access to the Property or the availability of parking for the Property, or (c) materially impairs the development potential of the Unimproved Land for Buyer’s intended development.

Notice of Casualty and Condemnation

. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property or any portion thereof.

Notices

. Except as otherwise provided herein, all notices, demands and communications sent hereunder shall be in writing, and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by e-mail (including a PDF or similar attachment to an e-mail), and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. (Pacific time) of the recipient’s business day, and if not so received, shall be deemed received upon the following business day. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:	NetApp, Inc., 495 East Java Drive Sunnyvale, California 94089 Attn: Mr. Jeff Bergmann Email: jeff.bergmann@netapp.com

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with a copy to:	Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, California 94111 Attn: Doug Van Gessel Email: dvangessel@sheppardmullin.com
To Buyer:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attn: VP, Real Estate and Work Place Services
Email: jbechtel@google.com

and
Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Legal Department/RE Matters

Email: sallie@google.com

with a copy to:
SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, California 94105
Attn: Sally Shekou, Esq. and Diane Hanna, Esq.
Email: sally@ssllawfirm.com
Email: diane@ssllawfirm.com

To Escrow Holder:	At Escrow Holder's Address set forth in the Summary of Basic Terms.

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

Broker Commissions

. Seller represents and warrants to Buyer that no broker or finder has been engaged by Seller in connection with any of the transactions contemplated by this Agreement, except that for Newmark Cornish & Carey, who shall be paid by Seller in accordance with Seller’s separate agreement with Newmark Cornish & Carey.  Buyer represents and warrants to Seller that no broker or finder has been engaged by Buyer in connection with any of the transactions contemplated by this Agreement, except that for CBRE, who shall be paid by Buyer in accordance with Buyer’s separate agreement with CBRE. In the event of any claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or each Closing, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

16.Default.

Default by Seller

. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit (less the Independent Consideration)

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and the Second Closing Funds (to the extent deposited with Escrow Holder), Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses, not to exceed Two Hundred Thousand Dollars ($200,000.00), and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination of this Agreement, or (ii) Buyer may seek specific performance of this Agreement; provided, however, that, (a) Buyer shall only be entitled to the remedy in subsection (ii) above, if (1) Buyer commences and files such specific performance action in the appropriate court not later than the earlier of (A) thirty (30) days following the applicable Closing Date or (B) sixty (60) days after Buyer becomes aware of the default by Seller, and (2) Buyer is not in default under this Agreement. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including any right to seek, claim or obtain damages, punitive damages, consequential damages or any other damages that would be predicated in whole or in part upon loss of bargains, opportunity lost or any loss of anticipated benefits incurred by Buyer. Buyer shall not be entitled to record a lien or lis pendens against the Property other than in connection and concurrently with the filing of such specific performance action. For the purposes of this Section 16.1, the term "Buyer’s Due Diligence Expenses") shall mean Buyer’s third party actual out-of-pocket expenses incurred by Buyer and paid (x) to Buyer’s attorneys in connection with the negotiation of this Agreement, and (y) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspection and/or investigations of the Real Property.

Default by Buyer

. IN THE EVENT THAT EITHER CLOSING DOES NOT OCCUR IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN FIVE (5) BUSINESS DAYS AFTER WRITTEN NOTICE FROM SELLER (OTHER THAN MONETARY DEFAULTS, FOR WHICH THERE SHALL BE NO CURE PERIOD), BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT (WHICH DEPOSIT, FOR PURPOSES OF LIQUIDATED DAMAGES PAYABLE TO SELLER PURSUANT TO THIS SECTION 16.2 IN THE EVENT THAT THE SECOND CLOSING DOES NOT OCCUR AS A RESULT OF A BREACH OF THIS AGREEMENT BY BUYER FROM AND AFTER THE FIRST CLOSING DATE, SHALL BE EQUAL TO SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) OF THE SECOND CLOSING FUNDS), TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR BUYER’S BREACH OF ITS OBLIGATION TO CLOSE ESCROW AND PURCHASE THE PROPERTY, SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN EITHER CLOSING NOT OCCURRING. THE PARTIES ACKNOWLEDGE THAT SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER UNDER CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES FOR SUCH BREACH. NOTHING CONTAINED IN THIS SECTION 16.2 SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

________/s/ JKB_____________ ___________/s/ DR___________
SELLER'S INITIALS BUYER'S INITIALS

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Indemnities; Defaults after Closing or Termination

. The limitations on the parties' remedies set forth in Sections 16.1 and 16.2 above will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the applicable Closing Date by the other party hereunder survives that Closing, for the other party's breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party's failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

________/s/ JKB_____________ ___________/s/ DR___________
SELLER'S INITIALS BUYER'S INITIALS

Limited Liability

. Notwithstanding anything to the contrary herein, Buyer, on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, Seller Group or Seller's property management company have any personal liability under this Agreement. Notwithstanding anything to the contrary contained in this Agreement: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto (excluding the NetApp Lease) or in connection herewith, including the Exhibits attached hereto (collectively, the "Other Documents") shall, under no circumstances whatsoever, exceed, in the aggregate, (i) one percent (1%) of the Purchase Price, in the event that the First Closing does not occur, or (ii) one percent (1%) the Second Purchase Price, in the event that the First Closing has occurred but the Second Closing does not occur (collectively, the "CAP Amounts"); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents (excluding the NetApp Lease) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of Seventy-Five Thousand Dollars ($75,000.00) (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall only be for the amount (if any) in excess of the Floor Amount, subject to the CAP Amounts set forth in clause (a) above.

Assignment

. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion, and no such approved assignment shall relieve Buyer from its liability under this Agreement until Buyer's assignee has fully performed all of Buyer's obligations hereunder and each Closing has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement, except for those obligations or responsibilities which specifically survive such Closing. Notwithstanding the foregoing, Seller consents in advance to an assignment by Buyer to any entity controlling, controlled by, or under common control with Buyer, so long as: (i) no such assignment shall be deemed to relieve Buyer from its liability under this Agreement as provided above, and (ii) Buyer shall deliver written notice to Seller of any such assignment at least five (5) business days in advance of the applicable Closing Date. Any assignee shall assume all of Buyer's

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obligations hereunder and succeed to all of Buyer's rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the First Closing Date or Second Closing Date, as applicable.

18.Miscellaneous.

Governing Law

. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

Partial Invalidity

. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

Waivers

. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

Successors and Assigns

. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

Professional Fees

. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom.

Entire Agreement

. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. A party may deliver executed signature pages to this Agreement by facsimile or electronic (portable data format) transmission to the other party, which facsimile or electronic copies shall be deemed to be original executed signature pages binding on the party that so delivered the executed signature pages by facsimile or electronic transmission. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

Time of Essence/Business Days

. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods

SMRH:484745841.1	-37-

terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.

Construction

. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. The terms “Property” or “Real Property” shall refer to the First Closing Property and the Second Closing Property, collectively, or either the First Closing Property or the Second Closing Property, individually, whenever required by the context of this Agreement. The terms “Closing” or “Closing Date” shall refer to the First Closing Date and the Second Closing Date, collectively, or either the First Closing Date or the Second Closing Date, individually, whenever required by the context of this Agreement. The terms “include”, “includes”, “including” and words of similar import shall be deemed in all cases to be followed by “without limitation”. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

Material Adverse Effect

. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the business, results of operations or financial condition of the Property or Buyer’s intended development and occupancy of the Property, taken as a whole, regardless of whether the use of such term is only in respect of a single matter; provided, that none of the following shall be included in determining whether a Material Adverse Effect has occurred: (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic region in which the Property is located or the commercial real estate industry (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in such geographic region affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in such geographic region affected by such effect, event, development or change), (g) any action taken by Seller at the request, or with the prior written consent, of Buyer, or (h) any conditions of approval for the subdivision of the Common Lot that affect the Google Common Lot and have been approved in writing by Buyer in accordance with this Agreement.

Exchange

. Upon the request of a party hereto (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate with the Requesting Party in Closing the sale of the Property

SMRH:484745841.1	-38-

in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, neither Closing hereunder shall be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

20.Confidentiality.

20.1Buyer agrees that, (a) except as otherwise provided or required by valid law or in connection with Buyer’s involvement in the Subdivision Map and the Common Lot process in accordance with this Agreement, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s or its affiliate’s employees, paralegals, attorneys, brokers, officers, directors, agents and/or consultants in connection with Buyer's evaluation of this transaction on a confidential basis, Buyer shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Items and all information regarding Buyer's acquisition or ownership of the Property confidential. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20.1 by Buyer. The provisions of this Section 20.1 shall not apply any documents or information that is or becomes generally available to the public and publicly known other than as a result of disclosure in breach of this Agreement by Buyer or information that Buyer may have received from sources other than Seller without restriction or knowledge that such information is confidential or proprietary.

20.2Each party hereto agrees not to disclose or permit the disclosure of any of the terms of this Agreement or the identity of the other party to this Agreement, provided that such disclosure may be made (a) to any party who is a partner, officer, director or employee of such party or an affiliate of such party or counsel to or accountants of such party or an affiliate of such party solely for their use and on a need-to-know basis, provided that such parties are notified of the party’s confidentiality obligations hereunder, (b) to the extent required with respect to the Subdivision Map and the Common Lot, (c) with the prior consent of the other parties hereto, (d) subject to the following sentence, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official of competent jurisdiction, or (e) if required under applicable law, regulatory or stock market rule or of information of the type otherwise customarily disclosed by public companies in such public filings.  Neither Buyer nor Seller shall issue any press release or make any other public disclosure of the specific terms of this Agreement, except as required by law (including SEC regulations and NYSE requirements).

20.3In connection with Treasury Regulation §1.6011-4 of the Internal Revenue Code of 1986, as amended, the Parties hereby agree that each Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SMRH:484745841.1	-39-

The provisions of this Section 20 shall survive each Closing or any termination of this Agreement, but Buyer’s obligations as to keeping any information regarding the Property confidential pursuant to Section 20.1 shall not survive the Closing

.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

SMRH:484745841.1	-40-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

"SELLER"	NETAPP, INC., a Delaware Corporation

By:/s/ Jeffrey Bergmann
Name:Jeffrey Bergmann

Title:Vice President, Tax & Treasury

"BUYER"	GOOGLE INC., a Delaware corporation

By:/s/ David Radcliffe
Name:David Radcliffe
Title:Authorized Signatory

SMRH:484745841.1	-41-

JOINDER BY ESCROW HOLDER

Escrow Holder (as defined in Section 11 of Article I above) hereby (a) acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein, and (b) agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: September 11, 2017“ESCROW HOLDER”

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:/s/ Linda Tugade
Name:Linda Tugade
Title:Escrow Officer

SMRH:484745841.1	-42-

EXHIBIT "A-1"

LEGAL DESCRIPTION OF IMPROVED LAND

All that certain Real Property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

Parcels 1, 5 and 6, as shown on the certain Parcel Map filed October 30, 2008 in Book 828 of Maps, Pages 17-19, Santa Clara County Records.

SMRH:484745841.1	Exhibit “A-1”-1-

EXHIBIT "A-2"

LEGAL DESCRIPTION OF UNIMPROVED LAND

All that certain Real Property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

Parcels 10, 11 and 12, as shown on the certain Parcel Map filed July 13, 2017 in Book 905 of Maps, Pages 11-13, Santa Clara County Records.

SMRH:484745841.1	Exhibit “A-2”-1-

EXHIBIT "A-3"

DEPICTION OF COMMON LOT AND PROPOSED GOOGLE COMMON LOT AND SELLER COMMON LOT

CROSSMAN AVENUE
BALTIC WAY
CASPIAN DRIVE
GENEVA DRIVE
EAST CARIBBEAN DRIVE

SMRH:484745841.1	Exhibit “A-3”-1-

The Common Lot is comprised of Common Lot “A” and Common Lot “B”.

The proposed Google Common Lot is comprised of Common Lot “A”.

The proposed Seller Common Lot is comprised of Common Lot “B”.

SMRH:484745841.1	Exhibit “A-3”-2-

EXHIBIT "B"

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

(Above Space For Recorder's Use Only)

GRANT DEED

THE UNDERSIGNED GRANTOR(s) DECLARE(s):

DOCUMENTARY TRANSFER TAX is $ __________________. CITY TAX $ __________________.

Computed on full value of property conveyed, or

Computed on full value less value of liens or encumbrances remaining at time of sale,

Unincorporated area: City of _______________________________.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, NETAPP, INC., a Delaware corporation, hereby GRANTS to GOOGLE INC., a Delaware corporation, that certain real property which is more particularly described on Exhibit "A" which is attached hereto.

Subject to:

1.	Non-delinquent taxes and assessments;
2.

All other covenants, conditions, and restrictions, reservations, rights, rights of way, easements and title matters of record or visible from an inspection of the property or which an accurate survey of the property would disclose.

Dated: ________________, 2017	NETAPP, INC., a Delaware corporation By: Name: Title:

SMRH:484745841.1	Exhibit “B”-1-

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

SMRH:484745841.1	Exhibit “B”-2-

EXHIBIT "C-1"

TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS

To inform GOOGLE, INC., a Delaware corporation ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by NETAPP, INC., a Delaware corporation ("Transferor"), Transferor hereby certifies the following on behalf of the Transferor:

1.	The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);
2.	The Transferor's U.S. employer identification number is 95-4599813;
3.	The Transferor's office address is NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089;
4.	Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury Transferor declares that Transferor has examined this Certification and to the best of Transferor's knowledge and belief it is true, correct and complete, and Transferor further declares that Transferor has authority to sign this document.

Date: ________________, 2017

"TRANSFEROR"	NETAPP, INC., a Delaware corporation

By:
Name:
Title:

SMRH:484745841.1	Exhibit “C-1”-1-

EXHIBIT "C-2"

TAXABLE YEAR **2017** # Real Estate Withholding Certificate

CALIFORNIA FORM **593-C**

Part I – Seller/Transferor Information

Return this form to your escrow company

Name		SSN or ITIN
Spouse's/RDP's name (if jointly owned)		Spouse's/RDP's SSN or ITIN (if jointly owned)
Address (apt./ste., room, PO box, or PMB no.)		☐ FEIN ☐ CA Corp no. ☐ CA SOS file no.
City (If you have a foreign address, see instructions.)	State / ZIP code	Ownership percentage . %
Property address (if no street address, provide parcel number and county)		

To certify that you qualify for a full or partial withholding exemption, check all boxes that apply to the property being sold or transferred. (See instructions)

Part II – Certifications which fully exempt the sale from withholding:

1. ☐ The property qualifies as the seller's/transferor's (or decedent's, if sold by the decedent's estate or trust) principal residence within the meaning of Internal Revenue Code (IRC) Section 121.
2. ☐ The seller/transferor (or decedent, if sold by the decedent's estate or trust) last used the property as the seller's/transferor's (decedent's) principal residence within the meaning of IRC Section 121 without regard to the two-year time period.
3. ☐ The seller/transferor has a loss or zero gain for California income tax purposes on this sale. To check this box you must complete Form 593-E, Real Estate Withholding-Computation of Estimated Gain or Loss, and have a loss or zero gain on line 16.
4. ☐ The property is being compulsorily or involuntarily converted and the seller/transferor intends to acquire property that is similar or related in service or use to qualify for nonrecognition of gain for California income tax purposes under IRC Section 1033.
5. ☐ The transfer qualifies for nonrecognition treatment under IRC Section 351 (transfer to a corporation controlled by the transferor) or IRC Section 721 (contribution to a partnership in exchange for a partnership interest).
6. ☐ The seller/transferor is a corporation (or a limited liability company (LLC) classified as a corporation for federal and California income tax purposes) that is either qualified through the California Secretary of State (SOS) or has a permanent place of business in California.
7. ☐ The seller/transferor is a California partnership or a partnership qualified to do business in California (or an LLC that is classified as a partnership for federal and California income tax purposes and is not a single member LLC that is disregarded for federal and California income tax purposes).
8. ☐ The seller/transferor is a tax-exempt entity under California or federal law.
9. ☐ The seller/transferor is an insurance company, individual retirement account, qualified pension/profit sharing plan, or charitable remainder trust.

Part III – Certifications that may partially or fully exempt the sale from withholding:

Real Estate Escrow Person (REEP): See instructions for amounts to withhold.

10. ☐ The transfer qualifies as a simultaneous like-kind exchange within the meaning of IRC Section 1031.
11. ☐ The transfer qualifies as a deferred like-kind exchange within the meaning of IRC Section 1031.
12. ☐ The transfer of this property is an installment sale where the buyer/transferee is required to withhold on the principal portion of each installment payment. Copies of Form 593-I, Real Estate Withholding Installment Sale Acknowledgement, and the promissory note are attached.

Seller/Transferor Signature

To learn about your privacy rights, how we may use your information, and the consequences for not providing the requested information, go to **ftb.ca.gov** and search for **privacy notice**. To request this notice by mail, call 800.852.5711.

Under penalties of perjury, I declare that I have examined the information on this form, including accompanying schedules and statements, and to the best of my knowledge and belief, it is true, correct, and complete. I further declare under penalties of perjury that if the facts upon which this form are based change, I will promptly notify the REEP.

Seller's/Transferor's Name and Title ________ Seller's/Transferor's Signature ________ Date ________

Spouse's/RDP's Name ________ Spouse's/RDP's Signature ________ Date ________

Seller/ Transferor

If you checked any box in Part II, you are exempt from real estate withholding.

If you checked any box in Part III, you may qualify for a partial or complete withholding exemption.

Except as to an installment sale, if the seller/transferor did not check any box in Part II or Part III of Form 593-C, the withholding will be 3 1/3% (.0333) of the total sales price or the optional gain on sale withholding amount from line 5 of Form 593, Real Estate Withholding Tax Statement. If the seller/transferor does not return the completed Form 593 and Form 593-C by the close of escrow, the withholding will be 3 1/3% (.0333) of the total sales price, unless the type of transaction is an installment sale. If the transaction is an installment sale, the withholding will be 3 1/3% (.0333) of the down payment.

If you are withheld upon, the REEP should give you one copy of Form 593. Attach a copy to the lower front of your California income tax return and make a copy for your records.

7131173

Form 593-C C2 2016

SMRH:484745841.1	Exhibit “C-2”-1-

EXHIBIT "D"

SELLER’S DISCLOSURES

Seller hereby discloses to Buyer that the Property, the Common Lot and the Seller’s adjacent property, including the buildings and improvements related thereto, may not be in conformance with certain applicable parking requirements contained in the Moffett Park Specific Plan and the City of Sunnyvale Municipal Code. This disclosure shall not modify the parties rights and obligations as set forth in this Agreement, including but not limited to Buyer’s due diligence and Subdivision Condition approval rights; provided, however, that in no event may Buyer terminate this Agreement as of either the First Closing or the Second Closing pursuant to Sections 4.3.1(b) or 4.3.2(c) hereof , respectively, by claiming a breach of Buyer’s representation and warranty in Section 11.8 hereof as a result of any written notice of violation from any governmental entity received as a result of such potential or actual parking shortfall.

SMRH:484745841.1	Exhibit “D”-1-

EXHIBIT “E”

[Intentionally Deleted.]

SMRH:484745841.1	Exhibit “E”-1-

EXHIBIT "F"

ASSIGNMENT OF CONTRACTS AND ASSUMPTION AGREEMENT

This Assignment of Contracts and Assumption Agreement (the "Assignment") is made and entered into as of this ____ day of ________, 2017 ("Assignment Date"), by and between NETAPP, INC., a Delaware corporation ("Assignor"), and GOOGLE INC., a Delaware corporation ("Assignee"), with reference to the following facts.

R E C I T A L S:

A.

Assignor and Assignee are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions, made and entered into as of _________________, 2017 (the "Agreement"), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor the Property. Capitalized terms used herein and not separately defined have the meanings ascribed to them in the Agreement.

B.

Assignee has acquired fee title to the Real Property from Assignor on the Assignment Date. Assignor now desires to assign and transfer to Assignee all of Assignor's rights and interests in, to and under the Property Contracts.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Assignment and Assumption. Effective as of the Assignment Date, Assignor hereby grants, transfers, conveys, assigns and delegates to Assignee all of its rights, interests, duties and obligations of Assignor in, to and under the Property Contracts listed on Schedule 1. Assignee hereby accepts such assignment and delegation by Assignor and agrees to fully perform and assume all the obligations of Assignor under the Property Contracts first arising from and after the Assignment Date.

2.No Warranties. Assignee does hereby acknowledge and agree, and represents and warrants to Assignor, that Assignor is transferring each of the Property Contracts to Assignee (to the extent the terms of any of the Property Contracts do not limit or restrict such right) without any warranty of any kind or nature except as set forth in the Purchase Agreement. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Property Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Property Contracts (a) are not transferable to Assignee or (b) are canceled or terminated by reason of this Assignment or any acts of Assignee.

3.Dispute Costs. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

4.Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall, taken together, be deemed one document.

SMRH:484745841.1	Exhibit “F”-1-

5.Survival. This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.No Third Party Beneficiaries. Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Assignment Date.

ASSIGNOR:

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

SMRH:484745841.1	Exhibit “F”-2-

Schedule 1 to Exhibit F

SMRH:484745841.1	Exhibit “F”-3-

EXHIBIT "G"

BILL OF SALE

Reference is made to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ______________, 2017, by and between NETAPP, INC., a Delaware corporation (“Seller”), and GOOGLE INC., a Delaware corporation (“Buyer”) (the "Agreement"). Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby GRANT, SELL, CONVEY, TRANSFER AND DELIVER to Buyer without any warranty of any kind, any and all of Seller's rights, title and interests in and to the Personal Property (as defined in the Agreement); provided, however, such transfer, assignment and sale shall not include any right to use the name "NetApp," and/or any other similar name relating to any of such names.

From and after the date of this Bill of Sale, it is intended by the parties that Buyer and its successors and assigns shall have the right to use, have, hold and own the Personal Property forever. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, and all of which shall, taken together, be deemed one document. Seller and Buyer agree that the delivery of an executed copy of this Bill of Sale by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Bill of Sale had been delivered.

Buyer hereby acknowledges, covenants, represents and warrants that Seller has made absolutely no warranties or representations of any kind or nature regarding title to the Personal Property or the condition of the Personal Property except as expressly set forth in the Purchase Agreement.

Buyer on behalf of itself and its officers, directors, employees, partners, agents, representatives, successors and assigns hereby agrees that in no event or circumstance shall Seller or its partners, members, trustees, employees, representatives, officers, related or affiliated entities, successors or assigns have any personal liability under this Bill of Sale, or to any of Buyer's creditors, or to any other party in connection with the Personal Property or the Property.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

SMRH:484745841.1	Exhibit “G”-1-

IN WITNESS WHEREOF, this Bill of Sale has been executed as of this ___ day of __________, 2017.

SELLER:

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

BUYER:

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

SMRH:484745841.1	Exhibit “G”-2-

EXHIBIT "H"

GENERAL ASSIGNMENT

This General Assignment (this “Assignment”) is made as of the ____ day of ______________, 2017 ("Assignment Date"), by NETAPP, INC., a Delaware corporation (the "Assignor"), and GOOGLE INC., a Delaware corporation (the “Assignee").

Pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ______________, 2017 (the "Agreement"), Assignee has this day acquired from Assignor the Property. Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Assignment. Assignor hereby assigns, transfers and sets over unto Assignee, without representation or warranty of any kind, and Assignee hereby accepts from Assignor, any and all of Assignor's right, title and interest in and to (i) all freely transferable warranties and guaranties (collectively, the "Warranties and Guaranties"), if any, with respect to the Property and (ii) all freely transferable consents, authorizations, variances or waivers, licenses, permits and approvals (collectively, the "Approvals") from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality of any nature relating solely to the Property.

2.No Warranties. Assignee does hereby acknowledge and agree, and represents and warrants to Assignor, that Assignor is transferring each of the Warranties and Guaranties and the Approvals to Assignee (to the extent the terms thereof do not limit or restrict such right) without any warranty of any kind or nature except as expressly set forth in the Purchase Agreement. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Warranties and Guaranties or the Approvals, and Assignor shall have no liability to Assignee in the event that any or all of the Warranties and Guaranties and the Approvals (a) are not transferable to Assignee or (b) are canceled or terminated by reason of this Assignment or any acts of Assignee.

3.Dispute Costs. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

4.Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall, taken together, be deemed one document.

5.Survival. This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.No Third Party Beneficiaries. Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary

SMRH:484745841.1	Exhibit “H”-1-

status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the Assignment Date.

"ASSIGNOR"

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

“ASSIGNEE”

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

SMRH:484745841.1	Exhibit “H”-2-

EXHIBIT "I"

[Intentionally Deleted.]

SMRH:484745841.1	Exhibit “I”-1-

EXHIBIT "J"

LIST OF SERVICE CONTRACTS

Exhibit J

NetApp

NetApp Inc.

SUPPLIER: Daikin Applied

SUPPLIER ADDRESS: 13600 Industrial Park Blvd
Minneapolis, MN 55441
United States

PURCHASE ORDER		
PURCHASE ORDER NUMBER	**DATE OF ORDER**	**PAGE**
132070	17-MAR-2016	1 of 4
This Purchase Order Number must appear on all order acknowledgements, packing lists, cartons, invoices and correspondence.		
REVISION: 0	**REVISION DATE:**	
SHIP TO:	NetApp, Inc. 603 Baltic Way Building 15 Sunnyvale, CA 94089 United States	
BILL TO:	NetApp, Inc. Attention Accounts Payable Email: APINVOICES_US@netapp.com PO Box 61659 Sunnyvale, CA 94088-1659 United States	
REQUESTOR		
MANDRUSOV, ALEX (Alex) malex@netapp.com		

SUPPLIER NO.	**PAYMENT TERMS**	**NETAPP CONTACT**
21447	EOAP60	IntelliSourcehelpdesk@netapp.com
DELIVERY TERMS	**F.O.B**	**SHIP VIA**
	Destination	

#	ITEM/PART NO./REV/DESCRIPTION	DELIVERY DATE	QUANTITY	UNIT	UNIT PRICE	CUR	AMOUNT	T
1	Chiller PM Services	22-MAR-2016	60393	Each	1.00	USD	60,393.00	N

Note to Supplier:

SUBTOTAL:	60,393.00
TAX:	0.00
TOTAL:	60,393.00

SMRH:484745841.1	Exhibit “J”-1-

NetApp, Inc.
Purchase Order Terms and Conditions

2 of 4

1. General. The party providing NETAPP with any goods and services ("Seller") agrees to perform the services ("Services") and/or provide the goods or Service deliverables (collectively referred to as "Goods"), described in any purchase order, in accordance with the applicable purchase order, scope of work and with these Terms and Conditions ("Agreement"). Upon acceptance of a purchase order, shipment of Goods or commencement f a Service, Seller shall be bound by the provisions of this Agreement, including all provisions set forth on the face of any applicable purchase order, whether Seller acknowledges or otherwise signs this Agreement or the purchase order, unless Seller objects to such terms in writing prior to shipping Goods or commencing Services.
This writing does not constitute a firm offer within the meaning of Section 2205 of the California Commercial Code, and may be revoked at any time prior to acceptance. Any terms or conditions contained in any acknowledgment, invoice or other communication of Seller, which are inconsistent with the terms and conditions herein, are hereby rejected. To the extent that this Agreement might be treated as an acceptance of Seller's prior offer, such acceptance is expressly made on condition of assent by Seller to the terms hereof and shipment of the Goods or beginning performance of any Services by Seller shall constitute such assent.

2. Changes. NETAPP may at any time by a written change order make changes in the general scope and terms of this Agreement, and hereby reserves the right to reschedule any delivery or cancel any purchase order issued at any time prior to shipment of the Goods or prior to commencement of any Services. NETAPP shall not be subject to any charges or other fees as a result of such cancellation. Nothing herein shall excuse Seller from proceeding with the Agreement as changed. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived in whole or in part, except by written change order signed by a NETAPP authorized purchasing representative. After NETAPP's approval or acceptance of the initial qualification prototypes of the Goods, Seller shall not make any changes in the design, material or processes that may affect the form, fit, function, interchangeability, quality or reliability of the Goods without NETAPP'S prior written consent.

3. Purchase Order Number. NETAPP's purchase order number must appear on all invoices, packing lists and bills of lading and shall appear on each package, container or envelope on each shipment made pursuant to such purchase order.

4. Delivery Documentation. All deliveries of Goods to NETAPP must contain a packing list referencing Goods delivered. Each copy must show the NETAPP purchase order number, part number, and quantity of Goods shipped. Bills of Lading shall be mailed in triplicate to the destination address shown on the face of the NETAPP purchase order, or to the consignee of such purchase order on the day shipment is made. Delivery and acceptance of Services shall be evidenced by an authorized representative of NETAPP signing the submitted invoice specifically accepting the Services and referencing the appropriate purchase order number.

5. Packaging and Shipment. All articles are to be packed in accordance with sound commercial practices to obtain the lowest transportation rates unless otherwise specified in the NETAPP purchase order and comply with requirements of common carriers. Shipments will be valued so as to obtain the lowest transportation rate and must be made by NetApp's choice of common carrier if specified in the purchase order. Transportation insurance for loss or damage will not be purchased by NETAPP unless specifically directed. Excess transportation costs resulting from failure to comply with the provisions of this paragraph will be debited to Seller's account. Unless otherwise specified in the NETAPP purchase order, packaging must conform to NETAPP's specifications and should be constructed for handling with a mechanical device. A complete packing list specifying NETAPP's applicable purchase order number, quantity of Goods shipped, and part number shall be enclosed with all shipments hereunder. Seller shall mark each container with necessary lifting, loading and shipping information, including the NETAPP purchase order number, date of shipment, and name and address of consignor and consignee. Seller shall bear the expense of any premium transportation charges unless otherwise agreed. Prepaid transportation charges appearing on Seller's invoice must be supported by a paid freight bill and bill of lading.

6. Delivery. Time is of the essence. Deliveries are to be made in such quantities and at such times as are specified herein. If no delivery schedule is specified, the order shall be filled promptly and delivery will be made by the most expeditious form of land transportation. If no method of shipment is specified in the purchase order, Seller shall use the least expensive carrier. Upon request Seller shall provide NETAPP notice of the departure of any shipment of Goods from Seller's site. Seller shall provide NETAPP notice as soon as it is aware that any delivery will not be on time. At NETAPP's request, Seller will provide NETAPP with daily notification of shipping delays or of the progress of delayed Goods in transit. Such notification will include action plans for recovery or expediting of the affected Goods. If Seller's deliveries fail to meet schedule, NETAPP, without limiting its other rights and remedies, may, at its option, either: (a) direct expedited routing, and any excess costs incurred thereby shall be debited to Seller's account; or (b) in accordance with Section 12 hereof, cancel all or any part of the NETAPP purchase order in the event Seller fails to deliver Goods as scheduled. With regard to any Goods delivered in advance of schedule NETAPP may, at its option, either: (a) return the Goods at Seller's expense for proper delivery, or (b) accept the Goods with payment only in accordance with Section 8 below and with the right to charge Seller for storage of the Goods. Delivery terms are DDU NETAPP's dock or the dock of NETAPP's designated manufacturer.

7. Identification of the Goods shall occur in accordance with Section 2501 of the California Commercial Code. Seller assumes all risk of loss until receipt by NETAPP. Title to the Goods shall pass to NETAPP upon receipt by it of the Goods at the designated destination. If the Goods ordered are destroyed prior to title passing to NETAPP, NETAPP may at its option cancel the Agreement or require delivery of substitute Goods of equal quantity and quality. Such delivery will be made as soon as commercially practicable. If loss of Goods is partial, NETAPP shall have the right to require delivery of the Goods not destroyed.

8. Payment Terms. Invoices shall be due and payable within forty-five (45) days from the date of NETAPP'S Accounts Payable Department's receipt of the invoice. Incorrect invoices will be returned to Seller for correction and/or credit. After Seller resubmits the corrected invoice, NETAPP will pay Seller forty-five (45) days from receipt of the corrected invoice. NETAPP shall assume all responsibilities for taxes on shipments or provide Seller with a tax exemption certificate acceptable to the taxing authorities. On orders for shipment outside the United States all required import duties, licenses and fees shall be payable by the Seller and shall be included in the quoted pricing to NETAPP.

9. Inspection. Seller shall test each lot to ensure that the Goods meet NETAPP's specifications and acceptance criteria, and Seller shall not ship any Goods that do not conform thereto. All Goods (including raw materials, components, subassemblies and end products) may be inspected and tested by NETAPP at all reasonable times and places before, during and after manufacture. If any Goods are defective in materials or workmanship, or are otherwise not in conformity with the requirements of this Agreement, it shall be at NETAPP's sole discretion, whether or not payment has been made, to reject such Goods, return them to Seller at Seller's expense, and receive a refund for the purchase price (if payment has been made), or require that such Goods be corrected or replaced promptly with satisfactory materials or workmanship. Payment shall not constitute acceptance. In no event shall NETAPP be liable for any reduction in value of any Goods used in connection with any inspection or test. If any inspection or test is made on Seller's premises, Seller shall, without additional charge, provide reasonable facilities and assistance for the safety and convenience of inspectors in such manner as not unduly to delay the work. Inspection of Goods at Seller's facility shall be without prejudice to NETAPP's right to inspect and reject such Goods upon delivery to NETAPP's facility. Where applicable, NETAPP may, at its option,inspect all Goods or inspect a statistical sample selected from each lot. Seller further agrees to maintain adequate authenticated inspection test documents that relate to work performed under this Agreement. Such records shall be retained by Seller for a period of three (3) years after completion of this Agreement or as otherwise specified by NETAPP and made available to NETAPP upon request. Seller agrees to supply NETAPP with inspection and test reports, affidavits, certifications or any other documents as may be reasonably requested.

10. Confidential Information. Seller will acquire knowledge of NETAPP Confidential Information (as defined below) in connection with its performance hereunder and agrees to keep such NETAPP Confidential Information in confidence during, and following termination or expiration, of the term of this Agreement. "NETAPP Confidential Information" includes but is not limited to all information, whether written or oral, in any form, including without limitation, information relating to the research, development, products, methods of manufacture, trade secrets, business plans, customers, vendors, finances, personnel data, Work Product (as defined herein) and other material or information considered proprietary by NETAPP relating to the current or anticipated business or affairs of NETAPP which is disclosed directly or indirectly to Seller. In addition, NETAPP Confidential Information means any third party's proprietary or confidential information disclosed to Seller in the course of providing Services or Goods to NETAPP. NETAPP Confidential Information does not include any information (i) which Seller lawfully knew without restriction on disclosure before NETAPP disclosed it to Seller, (ii) which is now or becomes publicly known through no wrongful act or failure to act of Seller, (iii) which Seller developed independently without use of the NETAPP Confidential Information, as evidenced by appropriate documentation, or (iv) which is hereafter lawfully furnished to Seller by a third party as a matter of right and without restriction on disclosure. In addition, Seller may disclose Confidential Information which is required to be disclosed pursuant to a requirement of a government agency or law so long as Seller provides prompt notice to NETAPP of such requirement prior to disclosure.
Seller agrees not to copy, alter or directly or indirectly disclose any NETAPP Confidential Information. Additionally, Seller agrees to limit its internal distribution of NETAPP Confidential Information to Seller's Assistants (defined in Section 15) who have a need to know, and to take steps to ensure that the dissemination is so limited, including the execution by Seller's Assistants of nondisclosure agreements with provisionsubstantially similar to those set forth herein. In no event will Seller use less than the degree of care and means that it uses to protect its own information of like kind, but in any event not less than reasonable care to prevent the unauthorized use of NETAPP Confidential Information.
Seller further agrees not to use the NETAPP Confidential Information except in the course of performing hereunder, and agrees not to use such NETAPP Confidential Information for its own benefit or for the benefit of any third party. Seller agrees not to design or manufacture any products which incorporate NETAPP Confidential Information. All NETAPP Confidential Information is and shall remain the property of NETAPP. Upon NETAPP's written request or the termination of this Agreement, Seller shall return, transfer or assign to NETAPP all NETAPP Confidential Information, including all Work Product, as defined herein, and all copies thereof.

11. Tooling. Unless otherwise specified in this Agreement, all tooling and/or all other articles required for the performance hereof shall be furnished by Seller, maintained in good condition and replaced when necessary at Seller's expense. If NETAPP agrees to pay Seller for special tooling or other items either separately or as a stated part of the unit price of Goods purchased herein, title to same shall be and remain in NETAPP upon payment therefor.

12. Default-Cancellation. NETAPP may, by written notice of default to Seller, terminate the whole or any part of this Agreement if Seller fails to make delivery of the Goods or perform the Services within the time specified herein or in any authorized extension. If this Agreement or any part hereof is terminated by NETAPP, then in addition to any other rights provided in this Agreement, NETAPP may require Seller to transfer title and deliver to NETAPP in the manner and to the extent directed by NETAPP, any completed or partially completed Goods and any materials, parts, tools, dies, jigs, fixtures, plans, drawings, information and manufacturing materials specifically produced or acquired for performance of this Agreement. If, after notice of termination of the Agreement under the provisions of this Section 12, it is determined for any reason that Seller was not in default or that the default was excusable, the rights and obligations of the parties shall be the same as if the notice of termination had been issued pursuant to Section 13 hereof. The rights and remedies of NETAPP provided in this Section 12 shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

13. Termination. This Agreement may be terminated in whole or in part at any time by NETAPP for its own convenience. Any such termination will not be construed as a cancellation for breach. NetApp's exclusive liability and Seller's exclusive remedy for such termination will be as follows: (a) NETAPP will purchase and pay for any Goods that have been completed as of the effective date of the cancellation; (b) NETAPP will pay Seller for the actual labor and materials costs incurred by Seller in connection with the assembly of any Goods that are partially completed as of the effective date of cancellation; and (c) NETAPP will pay Seller for the costs of components and other materials procured by Seller specifically on account of the cancelled Agreements if such components cannot be diverted by Seller to another use. In no event will NETAPP's liability in the aggregate exceed the total price which would have been paid hereunder for the work had it not been terminated. Notwithstanding the foregoing, to the extent such termination involves materials Seller normally manufactures or supply for distribution to other customers, and not specifically manufactured to this Agreement, NETAPP's exclusive liability and Seller's exclusive remedy will be payment for finished Goods and Services delivered or performed according to schedule prior to termination, subject to NETAPP's final acceptance at the applicable price specified. The provisions of this paragraph will not apply to any portion of this Agreement canceled for Seller's breach. No cancellation charges shall be payable if notice of cancellation is given or deemed to be given at least thirty (30) days before the scheduled shipment date. Prior to NETAPP'S payment, NETAPP may audit Seller's records at reasonable times or require Seller to provide reasonable documentation and invoices to substantiate any cancellation charges or require Seller to produce evidence that the relevant Goods, materials, assemblies and

SMRH:484745841.1	Exhibit “J”-2-

NetApp, Inc.
Purchase Order Terms and Conditions
3 of 4

components shall have been disposed of in accordance with NETAPP'S instructions. NETAPP reserves the right to direct the disposition of any work or property paid by NETAPP hereunder. Seller's termination claim must be submitted in writing no later than thirty (30) days from the date of receipt of termination notice.

14. NETAPP's Property. Title and property furnished to Seller by NETAPP or paid for by NETAPP shall remain with NETAPP. Seller shall not alter or use such property for any purpose other than that specified by NETAPP, or for any other person, without the prior written consent of NETAPP. Seller shall keep adequate records of such property and such records shall be made available to NETAPP upon request, and shall store, protect, preserve, repair and maintain such property in accordance with sound commercial practice, all at Seller's expense. Unless otherwise agreed to by NETAPP, Seller shall insure NETAPP's interest in such material against loss or damage by reason of fire (including extended coverage), flood, accident, theft, riot or civil commotion. In the event that NETAPP's property becomes lost or damaged to any extent while in Seller's possession, Seller agrees to indemnify NETAPP or replace such property at Seller's expense, in accordance with NETAPP's request. At the completion or termination of this Agreement, Seller shall request disposition instructions for all such property or the remainder thereof, whether in its original form or in semi-processed form. Seller agrees to make such property available as directed by NETAPP, including preparation, packaging and shipping. The use of NETAPP's name, logo or reference to any association or partnership is expressly prohibited without NETAPP's written permission.

15. Independent Contractor. NETAPP is interested only in the results obtained under this Agreement; the manner and means of achieving the results are subject to Seller's sole control. Seller is an independent contractor for all purposes, without express or implied authority to bind NETAPP by contract or otherwise. Neither Seller nor its employees, agents or subcontractors ("Seller's Assistants") are agents or employees of NETAPP, and therefore are not entitled to any employee benefits of NETAPP, including but not limited to, any type of insurance. Seller shall be responsible for all costs and expenses incident to performing its obligations under this Agreement and shall provide Seller's own supplies and equipment.

16. Ownership of Work Product. For purposes of this Agreement, "Work Product" shall include, without limitation, all designs, discoveries, creations, works, devices, masks, models, work in progress, Service deliverables, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, business processes, information and materials made, conceived or developed by Seller alone or with others which result from or relate to the Services performed hereunder. Standard Goods manufactured by Seller and sold to NETAPP without having been designed, customized or modified for NETAPP do not constitute Work Product. All Work Product shall at all times be and remain the sole and exclusive property of NETAPP. Seller hereby agrees to irrevocably assign and transfer to NETAPP and does hereby assign and transfer to NETAPP all of its worldwide right, title and interest in and to the Work Product including all associated intellectual property rights. NETAPP will have the sole right to determine the treatment of any Work Product, including the right to keep it as trade secret, execute and file patent applications on it, to use and disclose it without prior patent application, to file registrations for copyright or trademark in its own name or to follow any other procedure that NETAPP deems appropriate. Seller agrees: (a) to disclose promptly in writing to NETAPP all Work Product in its possession; (b) to assist NETAPP in every reasonable way, at NETAPP's expense, to secure, perfect, register, apply for, maintain, and defend for NETAPP's benefit all copyrights, patent rights, mask work rights, trade secret rights, and all other proprietary rights or statutory protections in and to the Work Product in NETAPP's name as it deems appropriate; and (c) to otherwise treat all Work Product as NETAPP Confidential Information as described above. These obligations to disclose, assist, execute and keep confidential survive the expiration or termination of this Agreement. All tools and equipment supplied by NETAPP to Seller shall remain the sole property of NETAPP.Seller will ensure that Seller's Assistants appropriately waive any and all claims and assign to NETAPP any and all rights or any interests in any Work Product or original works created in connection with this Agreement. Seller irrevocably agrees not to assert against NETAPP or its direct or indirect customers, assignees or licensees, or distributors any claim of any intellectual property rights of Seller affecting the Work Product.NETAPP will not have rights to any works conceived or reduced to practice by Seller which were developed entirely on Seller's own time without using equipment, supplies, facilities or trade secret or NETAPP Confidential Information, unless (i) such works relate to NETAPP's business, or NETAPP's actual or demonstrably anticipated research or development, or (ii) such works result from any Services performed by Seller for NETAPP. Except for works within (i), (ii) or (iii) of the preceding sentence which shall be works owned by NETAPP, for any other works within the preceding sentence not owned by NETAPP but which are necessary to use the Goods and Services for their intended purposes, Seller hereby grants NETAPP a non-exclusive, irrevocable, perpetual, worldwide, royalty free, fully paid-up license to make, have made, sell, demonstrate, use, reproduce, modify, create derivative works based on such works, and sublicense such works, including the right to sublicense through multiple tiers of distribution.

17. Indemnification. Seller shall, in the performance of work or services under this Agreement, fully comply with all applicable federal, state and local laws, rules, regulations and ordinances and shall indemnify and hold harmless NETAPP from and against any loss, claim, damage, liability, expense, or cost (including without limitation attorney's fees and court costs) resulting from failure of such compliance, or out of any other negligence by Seller or those acting on Seller's behalf.

18. LIMITATION OF LIABILITY. IN NO EVENT SHALL NETAPP BE LIABLE TO SELLER OR SELLER'S ASSISTANTS, OR ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL
DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER OR NOT NETAPP WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT SHALL NETAPP BE LIABLE FOR SUMS IN EXCESS OF THE VALUE OF THE GOODS AND SERVICES PROVIDED HEREUNDER.

19. Assignments and Subcontracts. Seller shall not assign or subcontract this Agreement or any right or obligation hereunder without the prior written consent of NETAPP. NETAPP may from time to time assign this Agreement or any rights, obligations, or benefits hereunder to its related, affiliated, or successor corporations.

20. Delays. Whenever any cause delays or threatens to delay the timely performance of this Agreement or any work or service hereunder, Seller shall immediately notify NETAPP of all relevant information with respect to such cause. If Seller is or will be delayed in any performance or delivery by more time than is acceptable to NETAPP in NETAPP's sole judgment, then NetApp may terminate this Agreement in whole or in part and such termination shall not be a breach of this Agreement and shall be without penalty or payment.

21. Price Warranty. Seller warrants that the prices specified in this Agreement do not exceed the prices charged for like quantities of the same or substantially similar articles to any other purchaser. If prices are lowered for any other customer purchasing similar articles in similar quantities, NETAPP's price shall be lowered to such price. Seller agrees to notify NETAPP of such lower prices within ten (10) days of such sale. Seller will give NETAPP the benefit of any price declines to actual time of shipment. This Agreement must not be filled at higher prices than last quoted or charged without prior written consent of NETAPP. Prices include and Seller shall bear all duties, fees, and taxes including sales, use, property, excise, value added and gross receipts levied on this Agreement or the Goods prior to delivery to the F.O.B. Point. Seller agrees that if any of the above is paid by NETAPP, Seller shall immediately reimburse NETAPP for the amount paid plus any related expenses and interest.

22. Services Warranty. Seller represents and warrants that all Services shall be completed in a professional, workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures. Further, Seller represents and warrants that the Services shall be completed in accordance with applicable specifications and shall be correct and appropriate for the purposes contemplated in this Agreement. Seller represents and warrants that the performance of Services under this Agreement will not conflict with, or be prohibited in any way by, any other agreement or statutory restriction to which Seller is bound.

23. Goods Warranty. Seller warrants that (i) all Goods and packaging material will comply with all applicable laws and governmental regulations, accepted industry standards, and with all applicable specifications, drawings, or other descriptions given, including those set forth in this Agreement and, if of Seller's design, to be suitable for the purpose intended; (ii) all components or parts used in the Goods or spare parts for the Goods will be new; (iii) the Goods and spare parts comply with all applicable laws and regulations relating to the restrictions on substances in electrical and electronic equipment ("ROHS/REACH") and, if applicable, with the collection, treatment, recycling and disposal of waste from electrica and electronic equipment ("WEEE") in connection with any disposal activities of the Goods conducted by Seller; (iv) Goods will meet all requirements of NETAPP Specification 267-00046 PROC, ENVIRONMENTAL PRODUCT REQUIREMENTS, the current version of which is posted on the NETAPP Document Portal website (If Seller does not have access to the NetApp Document Portal website, Seller shall contact NetApp for a copy of the most current version of such specification and ts attachments); (v) for a period of five (5) years from delivery unless specifically stated otherwise in a relevant exhibit, all Goods will be safe for use consistent with the applicable governmental regulations and specifications and be free of defects in design, materials, and workmanship; and (vi) the manufacture, sale, distribution and use of the Goods does not and will not infringe an intellectual property right of any third party. Upon request by NETAPP, Seller shall (a) facilitate inquiries into the Seller supply chain for auditing compliance and collection of material content, including written material content declarations, by NETAPP or its authorized third party and (b) provide NETAPP or its authorized third party a written certification of the Goods' compliance with the applicable governmental regulations and the NETAPP Environmental Product Requirements specification and other required reporting set forth in subparagraphs (iii) and (iv)above. Seller will have no liability or obligation to NETAPP under this Section to the extent that defects in Goods are due to NETAPP's abuse, misuse, improper use, negligence, accident, alteration, tampering or faulty repair. NETAPP's acceptance or approval of Goods will not relieve Seller of its warranty obligations pursuant to this Section. This warranty shall run to NETAPP, its successors, assigns, and the users of Goods covered by this Agreement. The aforesaid expressed warranties shall be in addition to any warranty implied by law and any standard warranty or guarantee of Seller, shall be construed as conditions as well as warranties, and shall not be exclusive. Seller agrees to replace or to correct any Goods not conforming to the foregoing requirements when notified by NETAPP or its successors within five (5) years after delivery. Seller hereby agrees that it will make spare parts available to NETAPP for a period of seven (7) years from the date of shipment at Seller's then current price, less applicable discounts. If Seller, upon notice of defect, fails promptly to correct or replace the Goods, NETAPP may do so without further notice and Seller shall reimburse NETAPP for all costs incurred thereby. No inspection, test or approval of any kind, including approval of designs, shall affect Seller's obligation under this Section. Goods which have been rejected shall not thereafter be tendered for acceptance unless the former rejection and correction are identified. Replaced or repaired Goods shall be subject to the provisions of this Section 23 to the same extent as the original Goods except that the warranty shall run from the last delivery date. NETAPP may return rejected Goods or hold them at Seller's risk and expense, and may in either event charge Seller with costs of transportation, shipping, unpacking, examining, repacking, reshipping, and the like.

24. Patents. Unless an infringement arises exclusively from a design that is proprietary to NETAPP and provided by NETAPP, Seller shall, at its expense, hold harmless and defend NETAPP, its customers, and all persons claiming under NETAPP against any suit or suits for the infringement of any patent, trade secret, copyright, trademark or other intellectual property right of a third party and shall indemnify the aforesaid parties against all damages, claims, losses, liabilities, costs and expense of any kind or nature (including without limitation attorney's fees and court costs) arising there from by reason of the manufacture, sale or the normal and intended use of the articles covered by this Agreement. Where performance under this Agreement includes experimental, developmental or research effort and such work is paid for in whole or in part by NETAPP, Seller agrees to disclose to NETAPP all confidential processes, know how and trade secrets resulting there from and, on request, to assign to NETAPP each invention and property right resulting there from. Should the use by NETAPP or its customers of any of the Goods enjoined, or in the event Seller desires to minimize its liabilities hereunder, Seller may, at its option, either: (a) substitute a fully equivalent non-infringing item; (b) modify the infringing item so that it no longer infringes but remains functionally equivalent; (c) obtain for NETAPP or NETAPP's customers, at Seller's expense, the right to continue use of such item. If none of the foregoing is feasible, NETAPP may, at its option, require that Seller take back such infringing item and refund to NETAPP or its customers the purchase price therefor.

25. Governing Law; Venue. This agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the state of California, except its conflicts of law rules. The California Superior Court in Santa Clara County and/or United States District Court for the Northern District of California in San Jose, California shall have jurisdiction and venue over all controversies in connection herewith.

26. Attorneys' Fees. The prevailing party in any action to enforce this Agreement shall be entitled to receive its reasonable court costs and attorney's fees in addition to any other damages.

27. Notices; Manner of Giving Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, two days after delivery to an internationally or nationally recognized overnight delivery service, charges prepaid, five days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed by telex, confirmed facsimile or other telegraphic means to such address as shall be provided by the parties from time to time in writing. Any party may change its address for such communications by giving notice thereof to the other party in conformance with this Section.

28. Government Flow down Provisions. If this Agreement is placed under a U.S. Government contract/subcontract, at any tier, all provisions of the Federal Acquisition Regulations (FAR), and other Government agency regulations contained or incorporated by reference in NETAPP's Government contract/subcontract apply to, and are incorporated by reference in, this Agreement. Seller shall indemnify and hold NETAPP harmless from any and all liability under NETAPP's Government contract/subcontract arising from: (a) Seller's failure to submit cost or pricing data which is accurate, current and complete; and (b) Seller's failure to comply with any Cost Accounting Standards.

SMRH:484745841.1	Exhibit “J”-3-

SMRH:484745841.1	Exhibit “J”-4-

Assured Maintenance Agreement

Offered to:

ALEX MANDRUSOV

NETWORK APPLIANCE

SMRH:484745841.1	Exhibit “J”-5-

Assured Maintenance Agreement

Page 1 of 12

Customer Name **NETWORK APPLIANCE**

(Hereinafter referred to as "Customer")

Proposal No. MA-SDA05161402

Address **495 E. Java Road**

Agreement No.

City **Sunnyvale** State **CA** Zip **94901**

Locations(s) **Same as above**

Scope of Service

In consideration of their mutual agreement, Daikin Applied Americas Inc. (hereinafter also referred to as "Daikin Applied") and Customer agree that the following services and type of coverage for the above location(s) for the equipment listed on the attached Equipment Schedule (hereinafter referred to as "Equipment") will be provided in accordance with the Terms and Conditions, Assured Maintenance Agreement Equipment Schedule and Assured Maintenance Agreement Plans and Service Programs included herein.

I. Type of Plan

[ ] First Year Maintenance	[ ] Labor Maintenance	D-Net® Remote Support*
[ ] Inspection	[X] Comprehensive Maintenance	

*D-Net Performance Services can be a stand alone Remote Support plan or can be included with any other plan.

IIa. System Components Covered

[ ] VRV Systems	[ ] Water Treatment	
[X] Air Conditioning / Chiller	[ ] Air Filters	
[ ] Heating	[ ] Refrigeration	
[ ] Temperature Controls	[ ] Digital Systems	
Electrical Equipment	Refrigerant Coverage	

IIb. Service Options Included

- [X] Predictive Maintenance-Oil Test
- [ ] D-Net Performance Services

Emergency Service Response

This Agreement includes emergency service response as checked below:

- [X] 24 hours per day, 7 days per week including holidays.
- [ ] 24 hours per day, 5 days per week (Monday - Friday).
- [ ] During normal working hours on McQuay International scheduled business days.
- [ ] Not included in this Agreement but available on a time and material basis.

Important: Additional terms and conditions are continued on the following pages.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-6-

Assured Maintenance Agreement

Page 2 of 12

Comprehensive Maintenance Plan

Customer Name **NETWORK APPLIANCE** Agreement No.

Inspections
During normal working hours Daikin Applied shall provide _6_ inspections per year, unless otherwise noted, for the Equipment.

---

1. **Daikin Applied agrees to:**
   a) Furnish all labor, parts, oil, and material needed to maintain the Equipment in good operating condition, perform during normal working hours the maintenance service in accordance with the Assured Maintenance Agreement Service Program(s) at the price stated herein and subject to the terms and conditions set forth herein.
   b) Annually inspect the water-side of water cooled condensers and air-side of air cooled condensers with procedures determined by Daikin Applied.
   c) Maintain the following items related to the Equipment:
      i) Electric wiring from the starter to its respective motor.
      ii) Refrigerant piping between two or more pieces of Equipment.
      iii) The pressure and temperature controls, thermometers, gauges, control devices, thermostats and manual valves located on the Equipment.
      iv) Mechanical starters.
   d) Provide a written report to the Customer about the condition of the Equipment and any recommendations for enhancements to maintain capacity, reliability, and efficiency.
2. **Customer agrees to:**
   a) Designate a representative in its employ to receive instructions in the operation of the Equipment. Such representative shall have authority to carry out recommendations received from Daikin Applied in conjunction with the performance of this Agreement.
   b) Allow Daikin Applied to start and stop the Equipment in order to perform services specified in this Agreement, in coordination with owner or his representative.
   c) Operate the Equipment in accordance with Daikin Applied instruction, and to notify Daikin Applied promptly of any change in the usual operating conditions.
   d) Provide reasonable means of access to the Equipment, including any required removal, replacement and refinishing of the building structure.
   e) Permit the use by Daikin Applied of the usual building maintenance materials and tools.
   f) Daikin Applied assumes customer maintains building boiler and machinery insurance on listed equipment. In the event of a claim on listed equipment, Daikin Applied will be responsible only for the deductible on such policy. In no event will Daikin Applied's liability be greater then the yearly contract amount.
   g) Employ only Daikin Applied personnel or persons authorized by Daikin Applied to perform all work on the Equipment, except for operation of same.
   h) Provide proper condenser water treatment.
3. **It is understood that,** except to the extent otherwise provided in the Assured Maintenance Agreement Equipment Schedule, the services and maintenance provided for herein includes only those items listed above. **It does not, for example, include any of the following:**
   a) Normal daily and weekend functions of stopping/starting the Equipment covered hereunder.
   b) The maintenance of space conditions or system performance unless improper conditions are directly due to the failure of the mechanical Equipment covered hereunder.
   c) The changing or cleaning of air filters.
   d) Piping and valves other than refrigerant.
   e) Ductwork.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-7-

f) Crane service, special rigging or freight charges.

g) Damage due to freezing weather.
h) Water treatment.
i) Corrosion or erosion damage to water and/or air side of Equipment (for example, but not limited to the following: tube bundles, heat exchangers, structural supports, and coils.)
j) Disconnect switches, fuses and circuit breakers.
k) Portable recorders
l) Complementary equipment (for example, but not limited to the following: cabinets, fixtures, water boxes, water supply lines and drain lines).
m) Boiler shell, tubes, and refractory material.
n) Complete replacement of unit.
o) Any items of equipment that are recommended or required by Insurance Companies, Government, State, Municipal or other authorities.
p) Any inspection, service provided, or worked performed, including, but not limited to, the discovery of any worn or defective parts or components thereof under the Compressor Assurance Program ("CAP") or any other optional scheduled internal inspection of compressors are not covered under this agreement.

Exceptions and additions: ____

____

____

____

____

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-8-

Assured Maintenance Agreement
Centrifugal Chillers
Service Program 1

Page 4 of 12

Customer Name **NETWORK APPLIANCE** Agreement No.

Daikin Applied will perform the following procedures, as applicable:

Annual Inspection

1. Test for refrigerant leaks including relief valve piping outlets.
2. Check main starter and control panel.
3. Inspect and tighten electrical connections.
4. Check relays, operating, and safety controls
5. Check flow switch operation.
6. Lubricate inlet vane linkage, if applicable.
7. Check vane control setting and operation
8. Take and record water side pressure drops across vessels.
9. Perform MicroTech check, log, and last fault analysis, analyze performance.
10. Perform operating log if not MicroTech and analyze.
11. Meg compressor and oil pump motors.
12. Clean oil cooler strainer, water cooled only.
13. Check oil sump heater operation.
14. Perform oil analysis for wear metals, moisture, acid.
15. Inspect vibration eliminators and inspect water piping for leaks.
16. Blow down condenser water strainer(s).
17. Check head pressure control operation for tower fans or bypass valve.
18. Check minimum condenser water temperature operation.
19. Clean purge drum and oil separator where applicable.
20. Check oil in purge pump and oil separator where applicable.
21. Lubricate purge pump motor where applicable.
22. Visually inspect water side of condenser.

Head removal by:	Daikin Applied	X	Customer	
Clean Condensers by:	Daikin Applied	X	Customer	

Semi-Annual Inspection

1. Review manufacturer's recommendations for operation.
2. Check auxiliary equipment operation.
3. Check oil levels.
4. Check oil sump heater, gear case heater, and purge pump oil heaters where applicable.
5. Check relays, operating, and safety controls.
6. Check chilled water pump(s).
7. Check condenser water pump(s) and cooling tower.
8. Check water chiller.
9. Check purge unit operation where applicable.
10. Log all operating conditions.
11. Review operating procedures with chiller operator.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-9-

Operational Inspection

1. Review owner's log for trends.
2. Inspect chiller for leaks.
3. Inspect starter contacts for burns and discoloration.
4. Run chiller and log readings, analyze performance.
5. Record unusual noises and vibrations.
6. Record refrigerant level in sightglass.
7. Record oil level in sightglass.
8. Verify operation of the oil heater and cooler.
9. Check purge operation. Check sight glass and drain non-condensibles from purge drum where applicable.
10. Review chiller operation with chiller operator.

Exceptions and additions: This service does not include "slide back" service on low pressure equipment.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-10-

Page 6 of 12

Assured Maintenance Agreement

Predictive Maintenance

Service Program 16

Customer Name **NETWORK APPLIANCE** Agreement No.

Daikin Applied will perform the following procedures:

Spectrochemical Oil Analysis

Parameters tested	Results
Metals	Diagnosis
Moisture	Trends
Acid Number	Recommendations

1 Oil analysis(es) will be performed annually per compressor

Refrigerant Analysis

Parameters tested	Results
High boiling residue	Diagnosis
Acid number	Trends
Moisture content	Recommendations

0 Refrigerant analysis(es) will be performed annually

Eddy Current Tube Analysis

Parameters tested	Results
Corrosion	Verbal report
Support wear	Written report
Freeze bulges	Charts/Diagrams
Split fins	Recommendations
Leakers	
Pitting	

0 Eddy current analysis(es) will be performed annually. (Or is available on a quoted basis.)

Vibration Analysis

Parameters tested	Results
Measure horizontal deflections	Report
Measure vertical deflections	Trends
Measure axial deflections	Recommendations
Establish baseline	

0 Vibration analysis(es) will be performed annually

Lithium Bromide Analysis

Parameters tested	Results
Metals	Diagnosis
Lithium Bromide %	Trends
Lithium Hydroxide	Recommendations
Inhibitor	Chemical additions
Ammonia %	
Alcohol additive	
Foaming test	
Foreign contamination	

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-11-

0 Lithium Bromide analysis(es) will be performed annually

Refrigerant Water Analysis

Parameters tested	Results
Lithium bromide content	Diagnosis
Alkalinity	Trends
Inhibitor by-product	Recommendations
N factor	

0 Refrigerant water analysis(es) will be performed annually

Glycol Analysis

Parameters tested	Results
Color	Diagnosis
Glycol content	Trends
Freezing point	Recommendations
Suspended solids	
Reserve alkalinity	
Acid number	

0 Glycol analysis(es) will be performed annually

Flue Gas Analysis

Parameters tested	Results
CO_2 content	Diagnosis
O_2 content	Trends
Stack temperature	Recommendations

0 Flue gas analysis(es) will be performed annually

Exceptions and additions: ______________________________

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-12-

SMRH:484745841.1	Exhibit “J”-13-

Assured Maintenance Agreement Page 9 of 12

Customer Name **NETWORK APPLIANCE** Agreement No.

Duration

This Agreement shall remain in effect for an initial term of ___2_ year(s) beginning May 1, 2016 (the "Effective Date") and shall continue from year to year thereafter unless at least 30 days prior to the expiration date of the initial term or any extended term, either party gives the other written notice of its intention to terminate this Agreement.

Price and Payment Terms

1. Daikin Applied will provide services pursuant to this Assured Maintenance Agreement for the sum of

Year 1	**$29,460**
Year 2	**$30,933**
Total	**$60,393**

2. Payment will be in advance as follows: on the first day of each month beginning on the Effective Date of this Agreement, Daikin Applied will provide Customer with the following monthly invoices and payment will be due upon receipt.

Year 1	**$2,455.00 per month**
Year 2	**$2,577.75 per month**

3. The first monthly payment will also include a one-time charge of $ N/A to cover the cost of placing the Equipment in good operating condition prior to the first contract year.

4. The monthly payments will be decreased by $ N/A due to the Equipment warranty which is in effect during this period and which expires on: April 30, 2019.

5. Customer shall pay for all costs, including all taxes, fees and governmental assessments, in excess of $ N/A per pound incurred by Daikin Applied for refrigerant used in connection with this Agreement.

NOTE: This Agreement is subject to final approval by Daikin Applied.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-14-

Assured Maintenance Agreement

Page 10 of 12

Amendments

☐ This Agreement contains two (2) or more Plans as checked on page 1 hereof. The second and third Plan (if applicable) are attached as Exhibit A and incorporated herein.

____

____

____

____

____

____

This proposal expires on: April 10, 2016

The Terms and Conditions set forth on the reverse side of this signature page from an integral part of this Agreement and are expressly incorporated herein.

Submitted by Sandra Agonoy
Daikin Applied
Service Sales Representative

Date March 10, 2016

Accepted:

____
(Full legal name of Customer)

____
Signature

____
Title

Date ______________________________

Approved:

Daikin Applied Americas Inc.

____
Signature

____
Title

Date ______________________________

Service location: Daikin Applied – *San Francisco District*

Address: 2568 Barrington Ct., Hayward, Ca 94545

Location code: 2842

Salesman code: 13579

Phone: 510-340-0733

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-15-

DAIKIN APPLIED AMERICAS INC.

TERMS & CONDITIONS

1. This Standard Service Proposal or Maintenance Agreement (hereinafter sometimes referenced as "Agreement"), upon acceptance by the Customer, is made solely on the terms and conditions hereof, notwithstanding any additional or conflicting conditions that may be contained in any purchase order or other form of Customer, all of which additional or conflicting terms and conditions are hereby rejected by Daikin Applied. Further, you acknowledge and agree that any purchase order issued by you in accordance with this Agreement will only establish payment authority for your internal accounting purposes. Any such purchase order will not be considered by us to be a counteroffer, amendment, modification, or other revision to the terms of this agreement. No waiver, alteration or modification of the terms and conditions herein shall be valid unless made in writing and signed by an authorized representative of Daikin Applied.
2. This Maintenance Agreement or Standard Service Proposal is subject to acceptance by the Customer within 30 days from date show on the quote, unless specified otherwise. Prices quoted are for services, labor, and material as specified in this Proposal. If acceptance of this Maintenance Agreement or Standard Service Proposal is delayed or modified, prices are subject to adjustment.
3. Terms of payment are subject at all times to prior approval of Daikin Applied's credit department. Terms of payment are net 30 days upon receipt of invoice unless previously otherwise agreed in writing. Should payment become more than 30 days delinquent, Daikin Applied may stop all work under this Agreement or terminate this Agreement with five (5) days written notice to Customer. Daikin Applied reserves the right to add to any account outstanding more than 30 days interest at 1 ½% per month or the highest rate allowed by law. In the event of default in payment, Customer agrees to pay all costs of collection incurred by Daikin Applied including, but not limited to, collection agency fees, attorney fees and court costs. Additional services may be performed upon request at a price to be determined, subject to these Terms and Conditions.
4. In the event that Daikin Applied determines, during the first thirty (30) days of any Maintenance Agreement or upon seasonal start-up (discovery period) that any equipment covered under this Agreement in need of repair and/or replacement, Daikin Applied shall inform Customer of the equipment condition and remedy. Daikin Applied shall not be responsible for the present or future repair and/or replacement or operability of any specific equipment; until such time as the equipment is brought up to an acceptable condition or the Customer removes the unacceptable system(s), component(s), or part(s) from this contract.
5. Any Maintenance Agreement price is subject to adjustment once each calendar year, effective on the anniversary date, for changes in labor, subcontractor and material costs. The customer shall receive forty-five (45) days prior written notice of such adjustment unless specifically excluded otherwise in writing.
6. A Maintenance Agreement may be terminated: (i) by either party upon the anniversary date hereof; provided however, that written notice of such termination must be given to the non-terminating party at least thirty (30) days prior to the anniversary date; (ii) by Daikin Applied upon five (5) days prior written notice to Customer, in the event that any sums or monies due or payable pursuant to this Agreement are not paid when due or in the event that additions, alterations, repairs or adjustments are made to the system or equipment without Daikin Applied's prior approval; (iii) by either party, in the event that the other party commits any other material breach of this Agreement and such breach remains uncured for ten (10) business days, after written notice thereof. If a Maintenance Agreement is terminated for any reason, other than a material breach by Daikin Applied, Customer shall pay, in addition to all sums currently due and owing, the entire remaining balance due for the term of the Maintenance Agreement, or an amount equal to time and materials expended for the year, whichever is less. Notices required hereunder shall be sent via Certified U.S. Mail, Return Receipt Requested and provided that such notice is postmarked by the required date, such notice shall be deemed properly given.
7. Unless Customer provides appropriate documentation of tax exemption, Customer shall pay Daikin Applied, in addition to the contract price, the amount of all excise, sales, use, privilege, occupation or other similar taxes imposed by the United States Government or any other National, State or Local Government, which Daikin Applied is required to pay in connection with the services or materials furnished hereunder. Customer shall promptly pay invoices within 30 days of receipt. Should payment become more than 30 days delinquent, Daikin Applied may stop all work under this Agreement or terminate this Agreement as provided in the next paragraph.
8. Any and all costs, fees and expenses arising from or incurred in anticipation of any federal, state, county, local or administrative statute, law, rule, regulation or ordinance (collectively "Governmental Regulations") directly or indirectly requiring that refrigerant other than the type of refrigerant currently being utilized in connection with the equipment subject to this Agreement be used, shall be borne solely by Customer. In this regard, Daikin Applied shall not be required to bear any expense in connection with the modification, removal, replacement or disposal of any refrigerant in response to any Governmental Regulation designed to reduce or eliminate the alleged environmental hazards associated with the refrigerant.
9. The contract price stated herein is predicated on the fact that all work will be done during regular working hours of regular working days unless otherwise specified. If for any reason Customer requests that work be performed other than during regular working hours or outside the scope of services specified hereunder, Customer agrees to pay Daikin Applied any additional charges arising from such additional services, including but not limited to premium pay, special freight or other fees or costs associated therewith.
10. Customer shall be responsible for all costs, expenses, damages, fines, penalties, claims and liabilities associated with or incurred in connection with any hazardous materials or substances, including but not limited to asbestos, upon, beneath, about or inside Customer's equipment or property.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-16-

Title to, ownership of, and legal responsibility and liability for any and all such hazardous materials or substances, shall at all times remain with Customer. Customer shall be responsible for the removal, handling and disposal of all hazardous materials and substances in accordance with all applicable Governmental Regulations. Customer shall defend, indemnify, reimburse and hold harmless Daikin Applied and its officers, directors, agents, and employees from and against any and all claims, damages, costs, expenses, liabilities, actions, suits, fines and penalties (including without limitation, attorneys' fees and expenses) suffered or incurred by any such indemnified parties, based upon, arising out of or in any way relating to exposure to, handling of, or fees and expenses) suffered or incurred by any such indemnified parties, based upon, arising out of or in any way relating to exposure to, handling of, or disposal of any hazardous materials or substances, including but not limited to asbestos, in connection with the services performed hereunder. Daikin Applied shall have the right to suspend its work at no penalty to Daikin Applied until such products or materials and the resultant hazards are removed. The time for completion of the work shall be extended to the extent caused by the suspension and the contract price equitably adjusted. Daikin Applied reserves the right to engage others in a subcontractor status to perform the work hereunder.

11. Customer agrees to provide Daikin Applied personnel with the usual required utilities (water, electricity, compressed air, etc.) and special tools and equipment normally used for such services unless restricted specifically in the quote. Customer agrees to ensure that sufficient service access space is provided. Daikin Applied shall not be held liable for failure or damage to any equipment caused by power interruptions, single phasing, phase reversal, low voltage, or other deficiencies beyond the control of Daikin Applied.
12. This agreement does not include responsibility for design of the system (unless specifically included), obsolescence, electrical power failures, low voltage, burned-out main or branch fuses, low water pressure, vandalism, misuse or abuse of the system(s) by others (including the Customer), negligence of the system by others (including the Customer), failure of the Customer to properly operate the system(s), or other causes beyond the control of Daikin Applied.
13. In the event that Daikin Applied is required to make any repairs and/or replacements or emergency calls occasioned by the improper operation of the equipment covered hereby, or any cause beyond Daikin Applied's control, Customer shall pay Daikin Applied for the charges incurred in making such repairs and/or replacements or emergency calls in accordance with the current established Daikin Applied rates for performing such services.
14. Daikin Applied shall not in any event be liable for failure to perform or for delay in performance due to fire, flood, strike or other labor difficulty, act of God, act of any Governmental Authority or of Customer, riot, war, embargo, fuel or energy shortage, wrecks or delay in transportation, inability to obtain necessary labor, materials, or equipment from usual sources, or due to any cause beyond its reasonable control. In the event of delay in performance due to any such cause, the date of delivery or time of completion will be extended by a period of time reasonably necessary to overcome the effect of such delay. If the materials or equipment included in this Proposal become temporarily or permanently unavailable for reasons beyond the control of Daikin Applied, Daikin Applied shall be excused from furnishing said materials or equipment and be reimbursed for the difference between cost of materials or equipment unavailable and the cost of an available reasonable substitute.
15. DAIKIN APPLIED SHALL NOT IN ANY EVENT BY LIABLE TO THE CUSTOMER OR TO THIRD PARTIES FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PRODUCTION, LOSS OF USE OR LOSS OF PROFITS OR REVENUE ARISING FROM ANY CAUSE WHATSOEVER INCLUDING, BUT NOT LIMITED TO ANY DELAY, ACT, ERROR OR OMISSION OF DAIKIN APPLIED. IN NO EVENT WILL DAIKIN APPLIED'S LIABILITY FOR DIRECT OR COMPENSATORY DAMAGES EXCEED THE PAYMENT RECEIVED BY DAIKIN APPLIED FROM CUSTOMER UNDER THE INSTANT AGREEMENT.
16. Daikin Applied extends the manufacturer's warranties on all parts and materials and warrants labor to meet industry standards for a period of thirty (30) days from the date performed, unless a longer duration is expressly stated elsewhere in this Agreement. Daikin Applied expressly limits its warranty on Customer's Equipment to cover only that portion of Equipment which had specific service work done by Daikin Applied. These warranties do not extend to any Equipment or service which has been repaired by others, abused, altered, or misused, or which has not been properly maintained. THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR SPECIFIC PURPOSE, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.
17. Each of us agrees that we are responsible for any injury, loss, or damage caused by any negligence or deliberate misconduct of our employees or employees of our subcontractors. If any of our employees or those of our subcontractors, cause any injury, loss or damage in connection with performing their duties under this agreement, the responsible party will pay for all costs, damages, and expenses, which arise. Each of us agrees to defend and hold harmless the other party, its officers, directors and employees, from and against all claims, damages, losses and expenses, including but not limited to attorney's fees and court costs, arising out of or resulting from the performance of work hereunder, to the extent that such claim, damage, loss, or expense is caused by an active or passive act or omission of the indemnifying party or anyone directly or indirectly employed by that party, or anyone for whose acts that party may be liable.
18. This Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns and affiliates. This Agreement is governed by and construed in accordance with the laws of the State of Minnesota.

2568 Barrington Court, Hayward, California 94545 Administration: 510-786-4161 Fax: 763-383-4591

SMRH:484745841.1	Exhibit “J”-17-

EXHIBIT "K"

[Intentionally Deleted.]

SMRH:484745841.1	Exhibit “K”-1-

EXHIBIT "L"

EXCLUDED PERSONAL PROPERTY

All AV studio and associated equipment in rooms:

•	1.3.207
•	1.3.212
•	1.3.205
•	1.3.204

All IT equipment in the following rooms:

•	1.1.034
•	1.1.019
•	1.2.232
•	1.3.231A
•	1.4.233

Specific pieces of furniture as follows:

•	4 @ Barcelona chairs + 2 ottomans in Spinneybeck Sabrina Jasper (dyelot #1)
•	4 @ MR chairs in Spinneybeck Sabrina Jasper (dyelot #2)
•	4@ Divina lounge chairs (large) in Spinneybeck Sabrina Jasper (dyelot #2) & Maharam Pebble Multi, color Slate
•	9 @ Divina lounge chairs (petite) in Maharam Pebble Multi, color Slate
•	4 @ MR chairs in Spinneybeck Sabrina Jasper (dyelot #3)
•	2 @ Plattner chairs with ottomans in Knoll Hopsack Charcoal
•	2 @ Plattner coffee tables
•	4 @ Plattner side tables
•	1 Arper Saari 3-seat sofa in HBF Equation
•	4@ Arper Saari XL Armchair with Elmsoft leather ES11049
•	2 @ DWR Niels Bendsten pool coffee table low & high (2 each)
•	4 @ HBF Duna Chair: Shell: Edelman Leather – Dream Cow Sediment DRC-E2; cushions: Maharam Kvadrat Tundra color 227 (this appears to be out of production) – currently in the B9 lobby
•	1 barcelona coffee table with Starphire glass top
•	1 barcelona coffee table with clear glass top

SMRH:484745841.1	Exhibit “L”-1-

EXHIBIT "M"

DUE DILIGENCE ITEMS

•	Copies of all leases (current or pending), any amendments, guaranties, Letters of Credit, letter agreements and/or letters of intent (current or pending) relating thereto (as applicable).
•	Copies of all operating contracts, and all service and maintenance agreements, if any, and any amendments and letter agreements relating thereto (as applicable).
•	Monthly operating statements for the past 12 months and annual statements for the past 3 years as well as the current year budget (as applicable).
•

Engineering, environmental and physical inspection reports generated by third parties in Seller’s possession regarding the Property, including soil reports and maintenance records for mechanical equipment.

•	Current tenant billing statements (as applicable).
•	Current aged receivable report and security deposit ledger (as applicable).
•	Annual tenant reconciliation statements for the past 3 years (as applicable).
•	Copies of recent property tax bills and assessor’s statements of current assessed value.
•	Detail of capital improvements made over the past 3 years, including any LEED-related improvements.
•	Statement of insurance coverage by policy type, a list any claims against such policies over the past three years and copies of the actual insurance policies.
•

Copies of “as built” plans, scaled drawings, drawings of future buildings or structures and specifications including the actual floor area measurements and floor diagrams for the Property, plus detailed gross, rentable and usable floor area calculations for the building, each floor and each tenant.

•	A current title report issued by the Title Company, together with copies of all listed exceptions.
•	Any existing survey of the Property.
•	Copies of all unexpired warranty agreements in Seller’s possession covering all real or personal property to be conveyed.
•

Copies of all approvals, permits and licenses from each governmental authority having jurisdiction over the Property as are necessary to permit the full use, occupancy and/or development of the Property. These shall include but not be limited to: environmental permits and approvals, certificate of completion, certificates of occupancy (each tenant’s suite and the entire property) and evidence of approval and compliance with applicable zoning and use regulations.

•	List of personal property to be conveyed, along with a basic inventory of technological improvements found in the Property, e.g., wiring, power, generator(s), etc.
•	Copies of all reciprocal easement agreements, CC&Rs and parking agreements affecting the Property.
•	A detailed summary of all unresolved legal actions concerning the Property, including actions taken on behalf of or against the ownership of the Property.
•

SMRH:484745841.1	Exhibit “M” -1-

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

BETWEEN

NETAPP, INC.,
a Delaware corporation

as SELLER

and

GOOGLE INC.,
a Delaware corporation

as BUYER

SMRH:484745841.1

TABLE OF CONTENTS

Page

I SUMMARY AND DEFINITION OF BASIC TERMS	1
II RECITALS	5
III AGREEMENT	6
1.	Purchase and Sale6
1.1	First Closing Property6
1.2	Second Closing Property6
2.	Purchase Price.6
2.1	Purchase Price6
2.2	Deposit.6
2.3	First Closing Purchase Price7
2.4	Second Closing Purchase Price7
2.5	Independent Contract Consideration7
3.	Escrow and Title.8
3.1	Opening of Escrow8
3.2	Closing8
4.	Contingencies; Conditions Precedent to Closing.14
4.1	Buyer's Review.14
4.2	Title and Survey16
4.3	Conditions Precedent to Buyer's Obligation to Close18
4.4	Failure of Conditions Precedent to Buyer's Obligations19
4.5	Conditions Precedent to Seller's Obligations.20
4.6	Effect of Closing or Termination20
4.7	Defective Condition Extension; Termination20
5.	Deliveries to Escrow Holder.21
5.1	Seller's Deliveries21
5.2	Buyer's Deliveries22
6.	Deliveries Upon Closing22
6.1	Tax Filings22
6.2	Prorations22
6.3	Recording22
6.4	Buyer Funds22
6.5	Documents to Seller23
6.6	Documents to Buyer23
6.7	Seller Funds23
7.	Costs and Expenses23
8.	Prorations23
8.1	Ad Valorem Taxes23

SMRH:484745841.1	-i-

Page

8.2	Excise, Transfer and Sales Taxes24
8.3	Operating Expenses24
8.4	Contracts24
8.5	Prorations at Closing; Final Adjustment24
9.	Covenants of Seller24
9.1	Contracts24
9.2	Operation in the Ordinary Course25
10.	AS-IS Sale and Purchase25
10.1	Buyer's Acknowledgment25
11.	Seller's Representations and Warranties29
11.1	Formation; Authority29
11.2	Leases29
11.3	Litigation29
11.4	Foreign Person29
11.5	No Bankruptcy30
11.6	Contracts30
11.7	Hazardous Substances30
11.8	Compliance With Laws30
11.9	Employees30
11.10	Prohibited Person; Patriot Act Compliance30
11.11	No Additional Consents30
11.12	Subsequent Changes30
11.13	Seller's Knowledge31
11.14	Survival31
12.	Buyer's Representations and Warranties31
12.1	Formation; Authority31
12.2	Prohibited Person; Patriot Act Compliance32
13.	Casualty and Condemnation.32
13.1	Casualty32
13.2	Material Condemnation32
13.3	Non‑Material Condemnation33
13.4	Materiality Standard33
13.5	Notice of Casualty and Condemnation33
14.	Notices33
15.	Broker Commissions34
16.	Default.34
16.1	Default by Seller34
16.2	Default by Buyer35
16.3	Indemnities; Defaults after Closing or Termination36
16.4	Limited Liability36
17.	Assignment36

SMRH:484745841.1	-ii-

Page

18.	Miscellaneous.37
18.1	Governing Law37
18.2	Partial Invalidity37
18.3	Waivers37
18.4	Successors and Assigns37
18.5	Professional Fees37
18.6	Entire Agreement37
18.7	Time of Essence/Business Days37
18.8	Construction38
18.9	Material Adverse Effect38
19.	Exchange38
20.	Confidentiality.39

SMRH:484745841.1	-iii-

INDEX

Page(s)

Additional Deposit2

Agreement1

Anti-Money Laundering Laws30

Assignment of Contracts21

Bill of Sale21

Buildings1

Buyer1

Buyer Area of Control13

Buyer Parties36

Buyer Subdivision Delays12

Buyer’s Due Diligence Expenses35

Buyer’s Notice Address2

Buyer's Approval Notice15

CAP Amounts36

City9

Claims27

Closing8

Common Lot9

Contingency Deadline3

Contracts14

Cooperating Party38

Cure Deadline17

Deed21

Defective Condition20

Deposit7

Diligence Database14

Due Diligence Investigations6

Due Diligence Items14

Effective Date1

Environmental Laws26

Escrow Holder2

Escrow Holder's Notice Address2

Escrow Instructions.8

Excluded Claims28

Existing CC&Rs12

Final Extended Second Closing Date8

First Closing8

First Closing Date8

First Closing Period3

First Closing Property6

First Closing Purchase Price2

Floor Amount36

General Assignment21

Google Common Lot1, 9

Governmental Regulations26

Hazardous Substances26

Improved Land1

Improved Property1

Improvements5

SMRH:484745841.1	-lxxxv-

Page(s)

Independent Consideration.7

Initial Deposit2

Intangible Personal Property5

Interim Date16

Intrusive Tests15

Land5

Material Adverse Effect38

Monetary Liens16

Natural Hazard Expert3

NetApp Lease21

New Contracts25

Objection Notice16

Official Records3

Opening of Escrow8

Other Documents36

Outside First Closing Date3

Outside Second Closing Date3

Permitted Title Encumbrances17

Permitted Title Matters17

Personal Property5

Property6

Property Approval Period15

PTR16

Purchase Price2

Real Property5

Reduced CC&Rs14

Reports14

Requesting Party38

Revised CC&Rs13

Second Closing8

Second Closing Date8

Second Closing Funds7

Second Closing Period3

Second Closing Property6

Second Closing Purchase Price2

Seller1

Seller Area of Control13

Seller Common Lot9

Seller Group26

Seller Outside Second Closing Date Extension12

Seller's Representative3

Seller's Response17

Subdivision Condition11

Subdivision Conditions Problem11

Subdivision Map9

Subdivision Problem9

Survey16

Tax Certificates21

Title Company2

Title Policy17

SMRH:484745841.1	-lxxxvi-